EXHIBIT 2.1

PURCHASE AGREEMENT

Dated as of November 20, 2013

among

Hoak Media, LLC

and

Gray Television Group, Inc.

with respect to the acquisition of

certain subsidiaries of Hoak Media, LLC

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS; INTERPRETATION		1
1.1	Definitions	1
1.2	Definitions Cross-Reference Table	10
1.3	Interpretation	12

ARTICLE 2 PURCHASE OF EQUITY INTERESTS		12
2.1	Purchase of Equity Interests	12
2.2	Purchase Price	12
2.3	Escrow.	13
2.4	Working Capital Adjustment	13
2.5	Closing	16
2.6	Governmental Consents	16

ARTICLE 3 SELLER REPRESENTATIONS AND WARRANTIES		21
3.1	Organization and Capitalization; Business Subsidiaries	21
3.2	Authorization	22
3.3	No Conflicts	22
3.4	FCC and Programming Distribution Matters	23
3.5	Taxes	24
3.6	Tangible Personal Property	25
3.7	Real Property	26
3.8	Contracts	26
3.9	Environmental	28
3.10	Intangible Property	29
3.11	Employees; Labor Matters; Employee Benefit Plans	29
3.12	Insurance	32
3.13	Compliance with Law; Permits	32
3.14	Litigation	33
3.15	Financial Statements	33
3.16	No Undisclosed Liabilities	34
3.17	Absence of Changes	34
3.18	No Brokers	34
3.19	Related Party Transactions	34
3.20	All Assets	35

ARTICLE 4 BUYER REPRESENTATIONS AND WARRANTIES		35
4.1	Organization	35
4.2	Authorization	35
4.3	No Conflicts	35
4.4	Litigation	35
4.5	Qualification	36
4.6	Projections and Other Information	36
4.7	Sufficient Funds	37
4.8	No Brokers	37

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4.9	Securities Laws	37

ARTICLE 5 CERTAIN COVENANTS		37
5.1	Seller’s Covenants	37
5.2	Control and Maintenance of Qualification	41
5.3	Notification of Breach.	41
5.4	Seller Conduct.	41

ARTICLE 6 JOINT COVENANTS		42
6.1	Confidentiality	42
6.2	Announcements	42
6.3	Consents	42
6.4	Employees; Employee Plans	42
6.5	Access to and Retention of Records	43
6.6	Cooperation	44
6.7	Interim Reports	44
6.8	Fulfillment of Conditions	44
6.9	Title Commitments; Surveys	44
6.10	No Negotiation	45
6.11	Officers and Directors.	46
6.12	Termination of Related Party Transactions	47
6.13	Financing.	47
6.14	Audit.	50

ARTICLE 7 SELLER CLOSING CONDITIONS		50
7.1	Representations and Covenants	50
7.2	Proceedings	51
7.3	FCC Authorization	51
7.4	Hart Scott Rodino	51
7.5	Consents	51
7.6	Other Station Agreement	51
7.7	Deliveries	51

ARTICLE 8 BUYER CLOSING CONDITIONS		51
8.1	Representations and Covenants	51
8.2	Proceedings	52
8.3	FCC Authorization	52
8.4	Hart Scott Rodino	52
8.5	Deliveries	52
8.6	Consents	52
8.7	Other Station Agreement	52
8.8	No Material Adverse Effect	52

ARTICLE 9 CLOSING DELIVERIES		52
9.1	Seller Documents	52
9.2	Buyer Documents	53

ARTICLE 10 SURVIVAL		53

ARTICLE 11 TAX MATTERS		54

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11.1	Tax Indemnity	54
11.2	Straddle Period Allocation	54
11.3	Tax Returns	55
11.4	Post-Closing Actions	55
11.5	Refunds	56
11.6	Cooperation	56
11.7	Transfer Taxes	57
11.8	Purchase Price Allocation.	57
11.9	Tax Treatment	57
11.10	Tax Treatment of Indemnity Payments	57
11.11	Wage Reporting	57
11.12	Tax Controversies	58
11.13	Conflict	58

ARTICLE 12 TERMINATION AND REMEDIES		58
12.1	Termination	58
12.2	Cure Period	60
12.3	Effect of Termination	60
12.4	Specific Performance	60

ARTICLE 13 MISCELLANEOUS		61
13.1	Expenses	61
13.2	Further Assurances	61
13.3	Assignment	61
13.4	Notices	61
13.5	Amendments	62
13.6	Severability	62
13.7	No Beneficiaries	62
13.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	62
13.9	Neutral Construction	63
13.10	Cooperation	63
13.11	Non-Recourse	63
13.12	Counterparts; Delivery by Facsimile/Email	64
13.13	Entire Agreement	64

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of November, 2013 (the “Execution Date”), by and among Hoak Media, LLC (“Seller”), and Gray Television Group, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller, together with certain of its wholly owned subsidiaries, owns and operates, directly or indirectly, the television broadcast stations (each, a “Station” and collectively, the “Stations”) set forth on Exhibit A, pursuant to certain licenses, permits and other authorizations issued by the FCC;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding equity interests in the Subsidiaries set forth on Exhibit B (collectively, the “Equity Interests”); and

WHEREAS, in connection with the foregoing, this Agreement contemplates the filing with the FCC of multiple applications to obtain the necessary FCC consents with respect to the transactions described in this Agreement, which applications will seek FCC consent to the transfer of control of the Acquired Companies to Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS; INTERPRETATION

1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Companies” shall mean and include the Subsidiaries set forth on Exhibit B; provided, however, that for purposes of Sections 2.4, 3.15, 3.16, 6.7, 6.13 and 6.14 and all terms defined or used therein, “Acquired Companies” shall also include the “Acquired Companies” as that term is defined and used in the Other Station Agreement.

“Action” shall mean any legal or administrative claim, suit, action, complaint, charge, arbitration or other proceeding by or before any Governmental Entity.

“Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” shall mean, collectively, the Seller Ancillary Agreements and the Buyer Ancillary Agreements.

“Assigned FCC Licenses” shall mean the FCC Licenses for the Assigned Stations.

“Assigned Station(s)” shall mean each Station or the Stations set forth on Exhibit D.

“Balance Sheet Date” shall mean September 30, 2013.

“Business” shall mean the business and operation of the Stations (taken as a collective group and not on an individual basis); provided, however, that for purposes of Sections 2.4, 3.15, 3.16, 6.7, 6.13 and 6.14 and all terms defined or used therein, “Business” shall also include the “Business” as that term is defined and used in the Other Station Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed (or are actually closed) in the City of New York.

“Buyer Qualified Assignee(s)” shall mean a Person or Persons that currently holds FCC Licenses for broadcast television stations and that Buyer reasonably determines is financially qualified and eligible pursuant to the HSR Act (without any Divestiture condition) and the Communications Laws without waiver thereof (other than the Satellite Exemption) to be the licensee of the applicable Assigned FCC Licenses.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Laws” shall mean, collectively, the Communications Act of 1934, as amended, and the rules, regulations and written policies promulgated by the FCC under each of the foregoing, in each case as in effect from time to time.

“Company Transaction Costs” shall mean all fees, costs and expenses of any brokers, financial advisors, investment bankers, attorneys, or other advisors engaged by Seller or the Acquired Companies incurred on or prior to the Closing Date plus (i) all retention bonuses and similar payments to employees of Seller or the Acquired Companies payable under the Closing of the transaction contemplated by this Agreement (including all employer-level employment tax and payroll tax imposed on such payments), (ii) all prepayment penalties with respect to any Indebtedness of Seller or any of the Acquired Companies that is and shall be paid off in conjunction with the Closing of the transactions contemplated by this Agreement and (iii) to the extent not obtained and fully paid prior to Closing, the costs of the directors’ and officers’ liability insurance policies and tail insurance policies required to be obtained under Section 6.11(b).

“Contracts” shall mean any contracts, agreements, leases, non-governmental licenses, sales and purchase orders and other agreements (including Revenue Leases, Real Property Leases and employment agreements), written or oral (in each case, including any amendments or modifications thereto).

“Copyrights” shall mean all copyrights and copyright applications and registrations therefor used by an Acquired Company in connection with the Business.

“Current Assets” shall mean and include the following line items on the Final Closing Balance Sheet: accounts receivable, program rights, refundable income taxes and other current assets, in each case, as determined in accordance with GAAP, but shall exclude deferred tax assets and any intercompany balances. If the Acquired Companies hold cash as of 11:59 p.m. Eastern Time on the date prior to the Closing Date in respect of payments received prior to such time that cannot be distributed to Seller prior to the Closing because such funds have not finally cleared all bank account holds, such cash shall be included in “Current Assets” in the Reviewed Closing Balance Sheet to the extent such funds have finally cleared.

“Current Liabilities” shall mean and include the following line items on the Final Closing Balance Sheet: accounts payable, program rights payable, accrued income taxes, deferred revenue, other accrued expenses (which includes other current liabilities), in each case, as determined in accordance with GAAP, but shall exclude deferred tax liabilities and, for clarification, shall exclude the current portions of any liabilities that are described in Sections 2.2(a) and (b) and intercompany balances.

“Divestiture” of any specified asset or business shall mean (a) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset, in each case, that is sufficient to secure the applicable Governmental Consents, or (b) the termination or amendment of any existing or contemplated governance structure or contractual or governance rights, in each case, that is sufficient to secure the applicable Governmental Consents.

“DOJ” shall mean the United States Department of Justice.

“Enforceability Exceptions” shall mean bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Environmental Law” shall mean any Law whether local, state, or federal relating to (a) Releases or threatened Releases of Hazardous Materials into the environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that, together with any of the Acquired Companies, would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“FCC” shall mean the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, or any successor agency thereto.

“FCC Consent” shall mean the initial consent of the FCC (including any Action duly taken by the FCC’s staff pursuant to delegated authority) to the transactions contemplated by this Agreement and described in the FCC Applications, each without any material adverse conditions other than those of general applicability to the television broadcasting industry.

“FCC License” shall mean any FCC license, permit or other authorization, including any temporary waiver or special temporary authorization and any renewals or modifications thereof or any transferable pending application therefor issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and granted or assigned to any Acquired Company.

“Final Order” shall mean an Action by the FCC (including any Action duly taken by the FCC’s staff, pursuant to delegated authority) (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no timely-filed request for stay, motion or petition for rehearing, reconsideration or review, or timely-filed application or request for review or notice of appeal or sua sponte review by the FCC is pending and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“Financing Sources” shall mean the Persons that commit to provide debt financings or have otherwise entered into agreements in connection with any Financing or alternative debt financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, together with their Affiliates and its and their respective officers, directors, employees, agents and representatives involved in any Financing and their successors and assigns.

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect as of the relevant date, consistently applied.

“Governmental Consents” shall collectively mean the FCC Consent and HSR Clearance.

“Governmental Entity” shall mean and include any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Material” shall mean hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under § 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. or any similar applicable federal, state or local Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” shall mean any U.S. federal, state, local or non-U.S. income tax or franchise tax measured by income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” shall mean, with regard to any Person, any liability or obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments or upon which interest payments are normally made, (ii) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables and Program Rights Obligations, guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iii) all obligations under acceptance, standby letters of credit or similar facilities, (iv) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (v) all accrued interest of all obligations referred to in (i) - (iv), (vi) all guaranties and arrangements having the economic effect of a guaranty by a Person of the obligations described in (i) – (iv) of another Person, and (vii) all obligations referred to in (i) - (iv) of a third party secured by any Lien on property or assets of such Person.

“Intellectual Property” shall mean all intellectual property rights in or arising from any of the following: call letters, Trademarks, trade names, service marks, patents, inventions, Trade Secrets, know-how, Internet domain names, websites, Copyrights and all goodwill, if any, associated therewith.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean (a) with respect to Seller, the actual personal knowledge of Eric Van den Branden, Rich Adams and Jeff Rutan and (b) with respect to Buyer, the actual personal knowledge of Kevin P. Latek.

“Law” shall mean any United States (federal, state, local) or non-U.S. law, constitution, treaty statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Market” shall mean the geographic area delineated and determined by Section 76.55(e) of the Communications Laws, or such other rule or decision of the FCC as may be promulgated from time to time for purposes of its must-carry rules to determine local television markets for commercial broadcast television stations, and as may be amended by applicable market modification decisions of the FCC, for the Stations.

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days commencing on the first Business Day after the date of this Agreement that each of the following is true throughout and at the end of such period: (a) Buyer shall have received the Required Information, and the Required Information shall be complete; (b) FCC Consent shall have been granted and shall be in full force and effect and HSR Clearance shall have been obtained and shall be in full force and effect; (c) all other conditions set forth in Article 7 and Article 8 (other than those that by their nature will not be satisfied until the Closing and other than the requirement that the FCC Consent shall have become a Final Order) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions in such Articles 7 or 8 not to be satisfied assuming the Closing Date were to occur at any time during such consecutive 20 Business Day period; and (d) Seller and the Acquired Companies shall have been provided all cooperation that they are obligated to provide under the terms of Section 6.13. If Seller in good faith reasonably believes it has delivered the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in such notice unless Buyer in good faith reasonably believes the Required Information has not been delivered and, within three (3) Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect, stating with specificity which Required Information has not been delivered. Notwithstanding the foregoing, (i) (A) the period from (and including) November 27, 2013 to (and including) December 1, 2013 shall be disregarded for purposes of calculating the consecutive Business Day period required above, (B) if such period shall not have ended on or prior to December 20, 2013, such period shall not commence before January 6, 2014, (C) the period from (and including) May 24, 2014 to (and including) May 26, 2014 shall be disregarded for purposes of calculating the consecutive Business Day period required above, (D) the period from (and including) July 3, 2014 to (and including) July 6, 2014 shall be disregarded for purposes of calculating the consecutive Business Day period required above, and (E) the period from (and including) August 29, 2014 to (and including) September 2, 2014 shall be disregarded for purposes of calculating the consecutive Business Day period required above, and (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Grant Thornton LLP shall have withdrawn its audit opinion with respect to any of the audited year-end financial statements in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such year-end financial statements by Grant Thornton LLP or another independent accounting firm reasonably acceptable to Buyer, or (B) Seller shall have restated, or Seller shall have determined to restate any historical financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Seller concludes that no such restatement shall be required in accordance with GAAP.

“Material Adverse Effect” shall mean any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on: (a) the business, properties, assets, financial condition or results of operations of the Stations, the Business and the Other Stations, taken as whole, excluding in all respects any Effects resulting from (i) conditions in the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city or region or country in which the Stations conduct business, (ii) general changes or developments in the broadcast television industry, (iii) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action required by this Agreement or consented to by Buyer, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the Execution Date, (v) any failure, in and of itself, by Seller, any Acquired Company or any Station or group of Stations to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Execution Date (provided, however, that the underlying causes of such failure (subject to other provisions of this definition shall not be excluded), (vi) any breach by Buyer of its obligations under this Agreement or (vii) changes in Law or GAAP or the interpretation thereof; provided that any Effect arising out of, or resulting from or attributable to any events described in the foregoing clauses (i), (ii), (iv) and (vii) shall be taken into account in determining whether a Material Adverse Effect has occurred, to the extent such events have a disproportionate adverse effect on the Stations and the Business and the Other Stations, taken as a whole, relative to other businesses in the industries in which the Acquired Companies operate; or (b) the ability of Seller to perform its obligations under this Agreement.

“Multiemployer Plan” shall mean a multiemployer pension plan, within the meaning of Section 4001(a)(3) of ERISA, to which any Acquired Company or any ERISA Affiliates contributes or is required to contribute to, or under which any Acquired Company or ERISA Affiliate has or may have any liability or obligation under, on behalf of current or former employees of the Acquired Companies or such ERISA Affiliates.

“Net Working Capital Amount” shall mean (a) the amount of all Current Assets minus (b) the amount of all Current Liabilities of the Acquired Companies on a combined basis, in each case calculated in a manner consistent with GAAP as historically applied in the Financial Statements.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and any other organizational documents of such Person.

“Other Station Agreement” shall mean the Purchase Agreement dated as of the Execution Date, between Parker Broadcasting, Inc. and Parker Buyer with respect to the acquisition of certain subsidiaries of Parker Broadcasting, Inc.

“Other Stations” shall mean the “Stations”, as defined and used in the Other Station Agreement.

“Overlap Consents” shall mean the initial consent of the FCC (including any Action duly taken by the FCC’s staff pursuant to delegated authority) and the expiration or termination of any applicable waiting period under the HSR Act to the Third Party Transactions and the transactions contemplated by the KHAS APA.

“Parker Buyer” shall mean Excalibur Broadcasting, LLC.

“Permitted Liens” shall mean, as to any property or asset of any Station, collectively, (a) liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith and for which appropriate reserves have been created on the books and records of the Acquired Companies in accordance with GAAP, (b) zoning Laws and ordinances and similar Laws that are not materially violated by any existing improvements or that do not prohibit the use of the Real Property as currently used in the Business, (c) any right reserved to any Governmental Entity to regulate the affected property (including restrictions stated in any permits), (d) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor or any Lien that the applicable lease is subject to, (ii) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and that are not resulting from any material breach, violation or default of any Contract by the Acquired Companies, (f) minor defects of title, easements, rights-of-way, restrictions and other Liens not interfering with the present use of the applicable assets subject thereto, (g) any state of facts that an accurate survey or physical inspection would show, provided such facts do not render title unmarketable or interfere with the present use of the applicable Real Property, (h) Liens that will be released prior to or as of the Closing Date, including all mortgages and security interests securing indebtedness of Seller or the Acquired Companies; provided that such Liens will not be deemed Permitted Liens after the Closing to the extent such Liens are not released as of the Closing Date, (i) licenses of Intellectual Property granted in the ordinary course of business that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of such Intellectual Property, or interfere with the use thereof by any Acquired Company and (j) Liens designated as Permitted Liens on Schedule 1.1 under the heading “Permitted Liens”, if any.

“Person” shall mean any natural person or any corporation, limited liability company, partnership, joint venture, trust or other legal entity, including a Governmental Entity.

“Program Rights” shall mean all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all rights of the Stations under all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Program Rights Obligations” shall mean all obligations in respect of the purchase, use, licenses or acquisition of programs, programming materials, films and similar assets used primarily in connection with the Business which relate to the utilization of the Program Rights.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Revenue Leases” shall mean those leases, subleases, licenses or other occupancy agreements used primarily in the operation of the Business (including any and all assignments, amendments and other modifications of such leases, subleases, licenses and other occupancy agreements), pertaining to the use or occupancy of the Real Property where an Acquired Company holds an interest as landlord, licensor, sublandlord or sublicensor.

“Satellite Exemption” shall mean a request, to be filed as part of the FCC Application, that seeks FCC consent to post-Closing ownership and operation of KPRY-TV, Pierre, SD (FCC Id. 48660), KMOT(TV), Minot, ND (FCC Id. 41425), KQCD-TV, Dickinson, ND (FCC Id. 41430), KUMV-TV, Williston, ND (FCC Id. 41429), KREG-TV, Glenwood Springs, CO (FCC Id. 70578), and KREY-TV, Montrose, CO (FCC Id. 70579), as “satellite” stations pursuant to Note 5 to 47 C.F.R. § 73.3555, together with any related ownership or main studio waivers.

“Subsidiaries” shall mean and include those direct or indirect subsidiaries of Seller that are involved in the ownership or operation of the Stations or any material assets relating to the ownership or operation of the Stations.

“Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, escheat, abandoned or unclaimed property, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether or not disputed, (ii) liability of an Acquired Company or a Subsidiary for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any affiliated, combined, consolidated or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) liability for the payment of any amounts of the type described in the foregoing clauses (i) and (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” shall mean any returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any Governmental Entity, including consolidated, combined and unitary tax returns.

“Taxing Authority” shall mean any Governmental Entity exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tower Lease” shall mean any agreement to which an Acquired Company or a Subsidiary is a party pertaining to the use and/or installation of radio masts and/or towers used primarily by the Stations for telecommunications and broadcasting in connection with the operation of the Business, where the Acquired Company holds an interest as tenant or subtenant.

“Trade Secrets” shall mean all proprietary information of each Acquired Company that is not generally known and is used exclusively in the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

“Trademarks” shall mean all trade names, trademarks, service marks, trade dress, jingles, slogans, logos, other source or business identifiers, trademark and service mark registrations and trademark and service mark applications owned by any Acquired Company and used in the Business, including those set forth on Schedule 3.10, and the goodwill appurtenant thereto.

“Tradeout Agreement” shall mean any Contract, other than film and program barter agreements, pursuant to which an Acquired Company has agreed to sell or trade commercial air time or commercial production services of a Station in consideration for any property or service in lieu of or in addition to cash.

1.2     Definitions Cross-Reference Table. The following terms defined in this Agreement in the sections set forth below shall have the respective meanings therein defined:

2013 Audited Financials	Section 6.13(b)(i)
2013 Overlap Financials	Section 6.13(b)(i)
Agreement	Preamble
Buyer	Preamble
Buyer Ancillary Agreements	Section 4.1
Buyer’s 401(k) Plan	Section 6.4(d)
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
COBRA	Section 3.11(h)
Covered Matters	Section 13.8(a)
Cure Period	Section 12.2
Disagreement Notice	Section 2.4(e)

Divestiture Application	Section 2.6(f)
Divestiture Notice	Section 2.6(e)
Effective Time	Section 2.5(c)
Employee Plan	Section 3.11(c)
Environmental Firm	Section 6.9(b)
Equity Interests	Recitals
Escrow Agent	Section 2.3
Escrow Agreement	Section 2.3
Escrow Amount	Section 2.3
Escrow Fund	Section 2.3
Estimated Closing Balance Sheet	Section 2.4(a)
Estimated Net Working Capital Amount	Section 2.4(a)
Exclusion Notice	Section 12.1(d)
FCC Application	Section 2.6(a)
FCC Renewal Policy	Section 2.6(c)
Final Adjustment Amount	Section 2.4(i)
Final Closing Balance Sheet	Section 2.4(g)
Final Net Working Capital Amount	Section 2.4(g)
Financial Statements	Section 3.15
Financing	Section 6.13(a)
Government Advice	Section 12.1(d)
Grand Junction Overlap Stations	Section 2.6(f)
HSR Clearance	Section 2.6(b)
Indemnitee	Section 6.11(c)
Independent Accountant	Section 2.4(f)
Intangible Property	Section 3.10
KHAS APA	Section 2.6(g)
KHAS Application	Section 2.6(g)
Leased Real Property	Section 3.7(b)
Material Contracts	Section 3.8(a)
MVPDs	Section 3.4(e)
NDA	Section 6.1
Offering Materials	Section 6.13(b)
Outside Date	Section 12.1(d)
Overlap FCC Applications	Section 2.6(f)
Overlap Markets	Section 2.6(f)
Overlap Station Assets	Section 2.6(f)
Owned Real Property	Section 3.7(a)
Permits	Section 3.13
Pre-Closing Tax Period	Section 11.1(a)
Pre-Closing Tax Return	Section 11.3(a)
Post-Closing Tax Period	Section 11.1(b)
Property Taxes	Section 11.2
Purchase Price	Section 2.2
Real Property	Section 3.7(b)

Real Property Leases	Section 3.7(b)
Related Party Transactions	Section 3.19
Renewal Application	Section 2.6(d)
Representative	Section 6.13(b)
Required Consents	Section 6.3
Required Information	Section 6.13(b)
Reviewed Closing Balance Sheet	Section 2.4(d)
Reviewed Net Working Capital Amount	Section 2.4(d)
Reviewed Net Working Capital Overage	Section 2.4(h)
Reviewed Net Working Capital Shortfall	Section 2.4(h)
Seller	Preamble
Seller Ancillary Agreements	Section 3.1(a)
Sharing Agreement	Section 3.4(d)
Station and Stations	Recitals
Station Employees	Section 6.4(a)
Straddle Period	Section 11.2
Straddle Tax Return	Section 11.3(b)
Surveys	Section 6.9(a)
Tangible Personal Property	Section 3.6(a)
Tax Matter	Section 11.12(a)
Third Party Buyer	Section 2.6(f)
Third Party Transaction	Section 2.6(f)
Title Commitments	Section 6.9(b)
Transfer Taxes	Section 11.7

1.3     Interpretation. Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. When used in this Agreement, unless the context clearly requires otherwise, (a) words such as “herein”, “hereof’, “hereto”, “hereunder”, and “hereafter” shall refer to this Agreement as a whole, (b) the term “including” shall not be limiting, but shall be deemed to be followed by the phrase “without limitation”, (c) the word “or” shall not be exclusive and (e) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

Article 2
PURCHASE OF EQUITY INTERESTS

2.1     Purchase of Equity Interests. On the terms and subject to the conditions hereof, at the; Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the Equity Interests.

2.2     Purchase Price. At the Closing and subject to Section 2.5, Buyer shall pay or cause to be paid an aggregate amount equal to $324,300,000 (the “Purchase Price”), subject to adjustment as set forth in Section 2.4 and Section 5.1(x), by wire transfer of immediately available funds, as follows:

(a)     At Seller’s request and direction, Buyer shall pay or cause to be paid to each lender under the loan agreements specified by Seller in writing not less than five (5) days prior to the Closing Date, to an account designated by such lender in writing, the amount of the indebtedness specified in such lender’s pay-off letter.

(b)     At Seller’s request and direction, Buyer shall pay or cause to be paid all identified Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by Seller.

(c)     Buyer shall deliver, or cause to be delivered, the Escrow Amount to the Escrow Agent (as provided in Section 2.3).

(d)     Buyer shall pay or cause to be paid to an account designated by Seller, the Purchase Price less the amounts described in Sections 2.2(a), 2.2(b) and 2.2(c) above, if any, subject to adjustment as provided in this Agreement.

2.3     Escrow. At the Closing, Buyer, Seller and a mutually agreeable escrow agent (the “Escrow Agent”) shall enter into a customary escrow agreement (the “Escrow Agreement”), pursuant to which, at the Closing, Buyer shall deposit, or cause to be deposited, $2,000,000 (the “Escrow Amount”) with the Escrow Agent (all amounts held from time to time by the Escrow Agent pursuant to the Escrow Agreement in respect of such deposit, including any interest or other earnings in respect of such deposit, the “Escrow Fund”) solely in order to provide a fund for the payment of any amounts payable to Buyer pursuant to Section 2.4.

2.4     Working Capital Adjustment.

(a)     No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer an unaudited pro forma estimated balance sheet for the Acquired Companies, as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Estimated Closing Balance Sheet”), together with an estimated, itemized calculation, based on the Estimated Closing Balance Sheet, of the Net Working Capital Amount as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Estimated Net Working Capital Amount”). The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP using the same accounting principles, policies and methods as were historically used by Seller in preparing the Financial Statements in connection with the calculation of each of the line items reflected thereon.

(b)     At any time prior to the Closing Date, Buyer shall have the right to object to the Estimated Closing Balance Sheet or the Estimated Net Working Capital Amount by delivering written notice of such objection to Seller. If Buyer does not provide such written notice of objection to Seller, then the Estimated Closing Balance Sheet and the Estimated Net Working Capital Amount shall, subject to Section 2.4(d), be deemed accepted by Buyer. If, on the other hand, Buyer provides such written notice of objection to Seller, then representatives of Buyer and Seller shall meet as promptly as practicable to discuss in good faith the proper Estimated Closing Balance Sheet and the proper Estimated Net Working Capital Amount; provided, however, that if such representatives of Buyer and Seller are unable to agree in good faith prior to the Closing Date on the proper Estimated Closing Balance Sheet and the proper Estimated Net Working Capital Amount, then the Estimated Net Working Capital Amount shall be deemed to be equal to the Estimated Net Working Capital Amount as presented by Seller.

(c)     At the Closing, the Purchase Price shall be (i) increased by the Estimated Net Working Capital Amount if the Estimated Net Working Capital Amount is a positive number, and (ii) decreased by the absolute value of the Estimated Net Working Capital Amount, if the Estimated Net Working Capital Amount is a negative number; provided, that, notwithstanding the actual amount, in no event shall any increase to the Purchase Price pursuant to this Section 2.4(c) exceed Ten Million Dollars ($10,000,000.00).

(d)     Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller an unaudited balance sheet for the Acquired Companies as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Reviewed Closing Balance Sheet”), together with an itemized calculation, based on the Reviewed Closing Balance Sheet, of the Net Working Capital Amount as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Reviewed Net Working Capital Amount”). The Reviewed Closing Balance Sheet shall be prepared in accordance with GAAP using the same accounting principles, policies and methods as were historically used by Seller in preparing the Financial Statements in connection with the calculation of each of the line items reflected thereon.

(e)     If Seller disagrees with the Reviewed Closing Balance Sheet or Buyer’s calculation of the Reviewed Net Working Capital Amount, then during the thirty (30) days following the date of Seller’s receipt of the Reviewed Closing Balance Sheet, Buyer and the Acquired Companies shall each provide Seller with access to the working papers of Buyer and the Acquired Companies relating to the Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Net Working Capital Amount, as well as any other information used in preparing the Reviewed Closing Balance Sheet as is reasonably requested by Seller. The Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Net Working Capital Amount shall become final and binding at the end of such thirty (30) day period unless, prior to the end of such period, Seller has delivered to Buyer written notice of its disagreement with such Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Net Working Capital Amount (a “Disagreement Notice”), specifying the nature and amount of any disputed item.

(f)     In the event that any Disagreement Notice is timely provided to Buyer pursuant to Section 2.4(e), Buyer and Seller shall cooperate for a period of thirty (30) days following Buyer’s receipt of the Disagreement Notice (or such longer period as Buyer and Seller may mutually agree) to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Net Working Capital Amount. If, at the end of such thirty (30) day period, Buyer and Seller are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Net Working Capital Amount, then a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”) shall be engaged to resolve any remaining disagreements with respect to the Reviewed Closing Balance Sheet and/or the Reviewed Net Working Capital Amount. Buyer and Seller shall instruct the Independent Accountant to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Independent Accountant, whether and to what extent the Reviewed Closing Balance Sheet and/or the Reviewed Net Working Capital Amount requires adjustment; provided, however, that the Independent Accountant shall be authorized to resolve only those items remaining in dispute between Buyer and Seller as specified in the Disagreement Notice, in each case within the range of the difference between Buyer’s position with respect thereto and Seller’s position with respect thereto. The fees and expenses of the Independent Accountant (including any indemnity obligations to the Independent Accountant) shall be allocated between Buyer and Seller based on their relative success with respect to the disputed items (as finally determined by the Independent Accountant). The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Disagreement Notice shall be borne by Buyer, and the fees and expenses (if any) of Seller’s independent auditors and attorneys incurred in connection with their review of the Reviewed Net Working Capital Amount shall be borne by Seller.

(g)     The “Final Net Working Capital Amount” shall be equal to (i) the Reviewed Net Working Capital Amount, in the event that Seller does not provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e) or (ii) the as-adjusted Reviewed Net Working Capital Amount as determined by the parties or the Independent Accountant pursuant to Section 2.4(f), in the event that Seller provides a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e). The Final Net Working Capital Amount shall be set forth on the “Final Closing Balance Sheet”, which shall be (x) the Reviewed Closing Balance Sheet in the event that Seller does not provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e) or (y) the as-adjusted Reviewed Closing Balance Sheet as determined by the parties or the Independent Accountant pursuant to Section 2.4(f), in the event that Seller provides a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e).

(h)     If the Estimated Net Working Capital Amount is greater than the Final Net Working Capital Amount, then the difference between the Estimated Net Working Capital Amount, minus the Final Net Working Capital Amount shall be referred to as a “Reviewed Net Working Capital Shortfall”. If the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, then the difference between the Final Net Working Capital Amount, minus the Estimated Net Working Capital Amount shall be referred to as a “Reviewed Net Working Capital Overage”.

(i)     The “Final Adjustment Amount” shall be an amount equal to either the Reviewed Net Working Capital Shortfall or the Reviewed Net Working Capital Overage, as applicable. In the event that the Final Adjustment Amount is a Reviewed Net Working Capital Shortfall, the Purchase Price shall be reduced by such amount, Buyer shall recover such amount from the Escrow Fund pursuant to joint written instructions of Buyer and Seller delivered to the Escrow Agent, and Seller shall be paid any amount remaining in the Escrow Fund after Buyer so recovers pursuant to such joint written instructions of Buyer and Seller. In the event that the Final Adjustment Amount is a Reviewed Net Working Capital Overage, the Purchase Price shall be increased by such amount and Buyer shall pay such amount to Seller by wire transfer in immediately available funds to an account(s) designated by Seller, and Seller shall be paid the Escrow Fund pursuant to joint written instructions of Buyer and Seller.

(j)     Any payments to be made pursuant to Section 2.4(i) shall be made within five (5) days of the final determination of the Final Adjustment Amount pursuant to Section 2.4(i).

2.5     Closing.

(a)     Subject to any prior termination of this Agreement pursuant to Section 12.1, the consummation of the sale and purchase of the Equity Interests pursuant to this Agreement shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP located at 1333 New Hampshire Avenue, N.W., Washington D.C. 20036 on (i) the fifth (5th) Business Day after the date that is the later of (x) the date on which the FCC Consent shall have been granted and shall be in full force and effect, and shall have become a Final Order and (y) the date on which the HSR Clearance has been obtained, or (ii) such other date or at such other location as is mutually agreed to Buyer and Seller in writing (as applicable, the “Closing Date”), subject to the satisfaction or waiver of the conditions to Closing set forth herein (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that, notwithstanding Section 7.3, Buyer, in its sole discretion, may waive the requirement that the FCC Consent become a Final Order; and provided, further, that, if the Marketing Period has not ended on the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (x) a date during the Marketing Period specified by Buyer on three (3) Business Days’ written notice to Seller and (y) the third (3rd) Business Day immediately following the end of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article 7 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso) (the “Closing”).

(b)     A breach by a party of its obligations to effect the Closing pursuant to the terms and subject to the conditions of this Agreement, including this Section 2.5, shall be subject to Section 12.1(b) or Section 12.1(c), as applicable (and shall not be subject to the Cure Period under Section 12.2).

(c)     For purposes of this Agreement, the “Effective Time” means 12:01 a.m. Eastern Time on the Closing Date with respect to the Closing.

2.6     Governmental Consents.

(a)     Upon the earlier to occur of: (i) fifty-five (55) days after the Execution Date and (ii) ten (10) days after the last to be executed of the purchase agreements for the Overlap Station Assets, Buyer and Seller shall, and Seller shall cause the Acquired Companies to, jointly file an application or applications with the FCC requesting the grant of its consent to the transfer of control of the Acquired Companies from Seller to Buyer (collectively, the “FCC Application”). To the extent applicable, Buyer shall include in the FCC Application an exhibit requesting that the FCC grant continued satellite status for the Stations currently operating as satellite stations under FCC rules. Buyer and Seller shall, and Seller shall cause the Acquired Companies to, diligently prosecute the FCC Application and otherwise use their reasonable best efforts to obtain the FCC Consent as soon as practicable. Seller and Buyer each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party. Except as set forth on Schedule 4.5(b), neither Buyer nor Seller shall, and Seller shall cause the Acquired Companies not to, take any intentional action which would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to materially delay, materially impede or prevent receipt of the grant of the FCC Consent.

(b)     Upon the earlier to occur of: (i) fifty-five (55) days after the Execution Date and (ii) ten (10) days after the last to be executed of the purchase agreements for the Overlap Station Assets, Buyer and Seller shall make any required filings with the FTC and the DOJ pursuant to the HSR Act, with respect to the transactions contemplated hereby for all Stations (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation and otherwise use their reasonable best efforts to obtain the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”). Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne one-half (1/2) by Buyer and one- half (1/2) by Seller, provided, however, that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings, in each case, irrespective of whether the transactions contemplated hereby are consummated.

(c)     The FCC Licenses of the Stations expire on the dates corresponding thereto as set forth on Schedule 2.6(c). Seller or its applicable Subsidiary shall prosecute each application for renewal of any FCC License (a “Renewal Application”) that is pending on the Execution Date, and shall timely file and prosecute any Renewal Application that is required to be filed prior to or on the Closing Date. To avoid disruption or delay in the processing of the FCC Application, Buyer agrees, as part of the FCC Application, to request that the FCC apply its policy permitting the transfer of control of FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications (the “FCC Renewal Policy”). Buyer shall make such representations and agree to such undertakings as are required to be made to invoke the FCC Renewal Policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. To the extent reasonably necessary to facilitate grant of the FCC Application, Buyer shall, or Seller shall cause the Acquired Companies to, as applicable, enter into tolling, assignment and assumption, or similar agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against any of the Stations in connection with (i) any pending complaints that the Stations aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Stations with respect to which the FCC may permit Buyer or the Acquired Companies to enter into tolling, assignment and assumption, or similar agreements. Seller shall be responsible for payment of any forfeiture penalty or satisfaction of any other sanctions imposed against any of the Stations or Seller or any of its Subsidiaries by the FCC on or prior to the Closing Date. Except as provided on Schedule 2.6, Buyer shall be responsible for payment of any forfeiture penalty or satisfaction of any other sanctions imposed against Seller, any Acquired Company, any of the Stations or Buyer by the FCC after the Closing.

(d)     If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated under Section 12.1, Buyer and Seller shall jointly request an extension period of the FCC Consent. No extension of the FCC Consent shall limit the rights of either party under Section 12.1.

(e)     Notwithstanding anything in this Agreement to the contrary, and in addition to the other covenants set forth in this Agreement, Buyer agrees to take promptly any and all steps necessary to eliminate each and every impediment and obtain all consents under any antitrust or competition Law, rule or regulation (including the HSR Act) or any Communications Law that may be required by the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local governmental authority, or any applicable non-U.S. antitrust or competition governmental authority, in each case having competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, pocket consent decree, hold separate orders, trust or otherwise, such Divestitures as are required in order to obtain the FCC Consent or the HSR Clearance and to avoid the entry of (or to effect the dissolution of or vacate or lift) any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 2.6(e), if any of the consents or approvals (or elimination of impediments) contemplated by the preceding sentence have not been obtained (or eliminated), in each case as of the date that is six (6) months following the Execution Date, and if Seller, after consultation with Buyer, reasonably determines in good faith, or, if at any time after the Execution Date, the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local governmental authority, or any applicable non-U.S. antitrust or competition governmental authority, has indicated, that a Divestiture is required to obtain the FCC Consent or the HSR Clearance, or otherwise to remove any impediment or to obtain any required consents under any antitrust or competition Law, rule or regulation or under the Communications Laws in connection with the consummation of the transactions contemplated hereby, then Seller shall have the right to provide written notice of such determination or indication to Buyer (a “Divestiture Notice”). Upon receipt of a Divestiture Notice, Buyer shall promptly (and in all respects prior to the Outside Date) implement or cause to be implemented such Divestiture. Further, and for the avoidance of doubt, Buyer shall take any and all actions necessary in order to ensure that (x) no requirement for any non-action, consent or approval of the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local governmental authority, or any applicable non-U.S. antitrust or competition governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or any Communications Law would preclude consummation of the transactions contemplated by this Agreement on or before the Outside Date. If the assets to be divested are an Acquired Company or its assets, then Buyer and Seller shall, and Seller shall cause the Acquired Company to, file all requisite filings and notices necessary to obtain FCC Consent and HSR Clearance, if necessary. Notwithstanding anything herein to the contrary, and except with respect to Buyer’s obligations set forth herein to consummate the transactions contemplated by this Agreement prior to the Outside Date, the parties hereto agree and acknowledge that this Section 2.6(e) shall not require Buyer or its Affiliates to take or agree to take any action (including any Divestiture) or agree to or consent to any limitations or restrictions on freedom of action with respect to, or its or their ability to retain, or make changes in, any business, assets, licenses, services, or operations of Buyer or its Affiliates that, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations on Seller and its Subsidiaries, or Buyer and Parker Buyer and their respective Subsidiaries, taken as a whole; provided, however, that this sentence shall not apply to any Divestiture of KHAS-TV by Buyer or Parker Buyer.

(f)     In addition to, and not in limitation of, any other provision of this Agreement and subject to Section 12.1(d), since Buyer is not qualified under applicable Law to acquire attributable interests in the Stations serving the Panama City, FL and Grand Junction, CO markets (the “Overlap Markets”), then (i) not later than the forty-fifth (45th) day following the Execution Date (x) Buyer shall enter into an agreement with a third party that is a Buyer Qualified Assignee and qualified under applicable Law to acquire an attributable interest in WMBB(TV) pursuant to which the applicable Subsidiaries, at Buyer’s election, shall transfer either (A) the FCC Licenses for WMBB(TV) and all related assets used or useful in the operation of WMBB(TV) or (B) the equity of Hoak Media of Panama City Licensee, LLC and Hoak Media of Panama City, LLC, in each case of (A) or (B), to such third party contemporaneously with the Closing, and (y) Buyer shall enter into an agreement with a third party that is a Buyer Qualified Assignee and qualified under applicable Law to acquire an attributable interest in KREX-TV, KREG-TV, KGJT-LP, and KREY(TV) (collectively, the “Grand Junction Overlap Stations”) pursuant to which the applicable Subsidiaries shall transfer the FCC Licenses for the Grand Junction Overlap Stations and all related assets used or useful in the operation of the Grand Junction Overlap Stations to such third party contemporaneously with the Closing (the assets described in this clause (i) being the “Overlap Station Assets;” each third party described in this clause (i) being a “Third Party Buyer;” and each transfer described in this clause (i) being a “Third Party Transaction”), (ii) Seller and Third Party Buyer shall (x) jointly file an application or applications with the FCC requesting the grant of its consent to the transfer of control of or the assignment of the licenses of the Stations in the Overlap Markets from Seller to Third Party Buyer (the “Overlap FCC Applications”) and (y) make any required filings with the FTC and the DOJ pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), in each case, at the same time that the FCC Applications and filing for HSR Clearance for the other Acquired Companies are filed by Buyer and Seller, and (iii) Buyer shall cause such Third Party Buyer to consummate each Third Party Transaction concurrently with the Closing. To the extent reasonably necessary to facilitate grant of the Overlap FCC Applications, Third Party Buyer shall, or Seller shall cause the Acquired Companies to, as applicable, enter into tolling, assignment and assumption, or similar agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against any of the Stations in connection with (i) any pending complaints that the Stations aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Stations with respect to which the FCC may permit Third Party Buyer or the Acquired Companies to enter into tolling, assignment and assumption, or similar agreements. Upon the first to occur of: (A) Buyer has not entered into an agreement with a Third Party Buyer to purchase a Station in an Overlap Market by the forty-fifth (45th) day following the Execution Date, (B) any Third Party Transaction agreement is terminated in accordance with its terms or (C) the Buyer and a Third Party Buyer are unable to consummate a Third Party Transaction concurrently with the Closing, then Seller will cause the Acquired Entity relating to such Third Party Transaction to be placed in a divestiture trust by the earlier of (X) the Outside Date and (Y) the date that transactions contemplated by this Agreement shall be otherwise ready to be consummated (subject to Buyer otherwise entering into a Third Party Transaction with a Third Party Buyer that will not unnecessarily delay or otherwise impair the receipt of the FCC Consent or the consummation of the transactions hereunder). Buyer and Seller will use commercially reasonable efforts to cause the actions described in this Section 2.6(f) to not unnecessarily delay or otherwise impair the receipt of the FCC Consent or the consummation of the transactions hereunder. Buyer and Seller shall, and Seller shall cause the requisite Acquired Company to, (i) jointly file an application or applications with the FCC requesting the grant of its consent to the transfer of control of such Acquired Company from Buyer and/or Seller to the trustee of the divestiture trust and (ii) make any required filings with the FTC and the DOJ pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), in each case within 10 days after determining that a divestiture is required pursuant to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, neither the failure to enter into or consummate a Third Party Transaction contemplated by this Section 2.6 or Section 12.1(d) nor the terms of any such Third Party Transaction shall relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement or pay the entire Purchase Price at the Closing, subject to adjustment as provided in Section 12.1(d). Notwithstanding anything to the contrary contained in this Agreement, until such time as the FCC Consent shall have become a Final Order and the HSR Clearance shall have been obtained, Buyer shall take all actions required, and comply with all conditions imposed on them, in order to obtain the FCC Consent and HSR Clearance with respect to the Overlap Markets and the Overlap Station Assets (including, but not limited to, any requirement that Buyer consummate, and cause any Third Party Buyer to consummate, one or more Third Party Transactions at the Closing, or utilize an FCC divestiture trust or trusts or other similar structures or transactions in connection with the consummation of the Transactions at the Closing to the extent related to such Overlap Station Assets or the Overlap Markets). Buyer shall be responsible for the payment of all costs and expenses, including filing fees for any applicable application with the FCC (the “Divestiture Application”) and under the HSR Act, incurred in connection with or as a result of the asset or equity purchase agreement and any divestiture trust or other similar structure or transaction or Third Party Transaction.

(g)     In addition to, and not in limitation of, any other provision of this Agreement, Buyer, within five Business Days after the Execution Date, will enter into a purchase agreement with Parker Buyer pursuant to which Parker Buyer shall have the right to acquire the FCC Licenses for KHAS-TV and all other assets (including all the programming agreements and retransmission consent agreements used or useful in the operation of KHAS-TV) used or useful in the operation of KHAS-TV (the “KHAS APA”), and Buyer shall cause the consummation of the transactions contemplated by the KHAS APA to occur simultaneously with the Closing. Until such time as the FCC Consent shall have become a Final Order, Buyer and Parker Buyer will use commercially reasonable efforts to cause the actions described in this Section 2.6(g) to not unnecessarily delay or otherwise impair the receipt of the FCC Consent, or the consummation of the transactions hereunder. Notwithstanding anything to the contrary contained herein, no transaction contemplated by this Section 2.6(g) or Section 12.1(d) shall relieve Buyer of its obligation to pay the entire Purchase Price at the Closing, subject to adjustment as provided in Section 12.1(d). Buyer shall be responsible for the payment of all costs and expenses, including filing fees for any applicable application with the FCC (the “KHAS Application”) and under the HSR Act, incurred in connection with or as a result of the KHAS or any other related asset purchase agreement and the consummation of the transactions related to KHAS-TV.

(h)     In connection with their obligations pursuant to this Section 2.6 with respect to pursuing the FCC Consent and the HSR Clearance, Buyer and Seller shall (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental agency and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement, the Stations or the transactions contemplated hereby, (ii) notify each other of all documents filed with, submitted to or received from any governmental agency with respect to this Agreement, the Stations or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing or submission hereunder and (iv) reasonably cooperate with each other in connection with and in advance of any filing or submission with a governmental agency in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any governmental agency relating to this Agreement, the Stations or the transactions contemplated hereby, including any Action initiated by a private party. Subject to applicable Laws relating to the exchange of information, Buyer, on one hand, and Seller, on the other hand, (x) shall have the right to review in advance, and to the extent practicable each will consult with each other on, all information that appears in any filing made with, or written materials submitted to, any governmental agency with respect to this Agreement, the Stations or the transactions contemplated hereby, and (y) shall give the other a reasonable opportunity to attend and participate in meetings and telephone conferences with any such government agency relating to the foregoing. For the avoidance of doubt and in furtherance and not limitation of the other provisions of this Section ☐2.6(h), Seller agrees to cooperate on a timely basis and in all reasonable respects with Buyer in connection with any proposed Divestiture, any Third Party Transaction and the consummation of the transactions contemplated by the KHAS APA in order to assist Buyer in its compliance with this Section 2.6 (including providing, and allowing Buyer to provide, access, assistance and cooperation to potential third party buyers as provided to Buyer under Section 5.1(g), including access to data room and diligence materials, site visits, responding to diligence inquiries, etc.). Neither Buyer nor Seller shall file any amendment to the FCC Application or, after grant of the FCC Application, request any modification of the FCC Consent without the consent of the other party, such consent not to be unreasonably withheld or delayed.

Article 3
SELLER REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer as of the Execution Date and as of the Closing:

3.1     Organization and Capitalization; Business Subsidiaries.

(a)     Each Acquired Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which its respective assets or properties are located. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

(b)     The Equity Interests (i) constitute all of the outstanding equity interests of the Acquired Companies, (ii) are owned beneficially and of record by Seller, in each case free and clear of all Liens (other than Permitted Liens) and (iii) are duly authorized, validly issued, fully paid and nonassessable. Other than the Equity Interests, there are no issued, reserved for issuance or outstanding (w) equity interests in, other voting securities of or other ownership interests in any Acquired Company, (x) securities of any Acquired Company convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in any Acquired Company, (y) warrants, calls, options or other rights to acquire from any Acquired Company, or other obligations of any Acquired Company to issue, any equity interests in, other voting securities of or other ownership interests in such Acquired Company or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in any Acquired Company or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in any Acquired Company.

(c)     Schedule 3.1(c) lists all of the Subsidiaries. By acquiring the Equity Interests, Buyer will own 100% of the ownership interests (direct and indirect) of each of the Subsidiaries, in each case free and clear of all Liens (other than Permitted Liens).

3.2     Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller and, as applicable, the Acquired Companies have been duly authorized and approved by all necessary corporate action of Seller and the Acquired Companies and their respective directors, officers and members and do not require any further authorization or consent of Seller or the Acquired Companies or their respective directors, officers or members. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a valid and binding agreement of Seller, enforceable in accordance with its terms, except in each case as such enforceability may be limited by the Enforceability Exceptions.

3.3     No Conflicts. Except as set forth on Schedule 3.3 and except for the Governmental Consents and Overlap Consents, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby or thereby does not and will not, with or without notice or the passage of time (a) violate the Organizational Documents of Seller or the Acquired Companies, (b) violate in any material respect, or result in the creation of any Lien (other than any Permitted Lien) under, any Law, judgment, order or decree to which any Seller or Acquired Company is subject, (c) result in a material breach of, or event of default or the creation of any Lien (other than any Permitted Lien) under, any Material Contract or under any other Contract to which Seller is a party or to which its assets are subject or (d) require the consent or approval of, or a filing by any Seller with, any Governmental Entity.

3.4     FCC and Programming Distribution Matters.

(a)     Schedule 3.4(a) sets forth a true and complete list of the FCC Licenses and the holders thereof, which FCC Licenses constitute all of the FCC Licenses required by the FCC for operation of the Stations as presently operated. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated, and have not expired. Except as set forth on Schedule 3.4(a), the FCC Licenses (i) have been issued for the full terms customarily issued by the FCC for commercial full-power and Class A television stations operating under Part 73 of the FCC’s rules and (ii) are not subject to any condition outside the ordinary course, except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to full-power and Class A television licenses.

(b)     The Acquired Companies have operated each full-power and Class A Station in compliance with the Communications Laws and the FCC Licenses in all material respects and have paid or caused to be paid all FCC regulatory fees due in respect to each FCC License. All material registrations and reports required to have been filed with the FCC relating to the FCC Licenses have been filed. Except as set forth on Schedule 3.4(b), there is not pending, nor, to Seller’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability to commercial full-power and Class A television broadcast stations), nor is there issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the FCC Licenses or the Acquired Companies with respect to the FCC Licenses that would reasonably be expected to result in any such action. Except as set forth on Schedule 3.4(b) and other than proceedings affecting commercial full-power and Class A television broadcast stations generally, there are no material applications, petitions, proceedings or other material actions or complaints pending or, to Seller’s knowledge, threatened before the FCC relating to the FCC Licenses. Except as set forth on Schedule 3.4(b), neither Seller nor any of the Acquired Companies or their respective subsidiaries has, on behalf of any of the Stations, (i) entered into a tolling agreement or otherwise waived any statute of limitations relating to the Stations affecting the time during which the FCC may assess any fine or forfeiture or take any other action or (ii) agreed to any extension of time with respect to any FCC investigation or proceeding.

(c)     No waiver of or exemption from any provision of the Communications Laws in effect as of the Execution Date, with respect to Seller, is necessary for the FCC Consent to be obtained. To Seller’s knowledge, there are no facts or circumstances relating to the FCC Licenses, Seller or the Acquired Companies that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent, or (ii) materially delay or impede the receipt of the FCC Consent. Seller has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Seller, the Acquired Companies, the Business or the FCC Licenses.

(d)     Except as set forth on Schedule 3.4(d), none of the Acquired Companies is a party to any local marketing agreement, time brokerage agreement, joint sales agreement or other similar agreement (collectively, a “Sharing Agreement”).

(e)     Schedule 3.4(e) contains, as of the Execution Date, (i) a list of all retransmission consent agreements or any other carriage agreement, with multi-channel video programming distributors, including cable systems, telephone companies and direct broadcast satellite systems (together, “MVPDs”) with more than 2,500 subscribers with respect to each Station, and (ii) a list of the MVPDs that, to Seller’s knowledge, carry any Station and have more than 2,500 subscribers with respect to each such Station outside such Station’s Market. The Acquired Companies have entered into retransmission consent agreements or other carriage agreements, with respect to each MVPD with more than 2,500 subscribers in any of the Stations’ Markets. Since January 1, 2013 and until the Execution Date, except as set forth on Schedule 3.4(e), (x) no headend with more than 2,500 subscribers covered by an MVPD in any of the Stations’ Markets has provided written notice to Seller or any Acquired Company of any material signal quality issue or has failed to respond to a request for carriage or, to Seller’s knowledge, sought any form of relief from carriage of a Station from the FCC and (y) neither Seller nor any Acquired Company has received any written notice from any MVPD with more than 2,500 subscribers in any of the Station’s Markets of such MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

3.5     Taxes. Except as set forth on Schedule 3.5:

(a)     Each of the Acquired Companies has timely filed with the appropriate Governmental Entities all Income Tax Returns and all other material Tax Returns which are required to have been filed by them under applicable Law, and all such Tax Returns are complete, true and correct in all material respects. All Taxes due and payable by any of the Acquired Companies (whether or not shown on any Tax Return) have been fully and timely paid, except for Taxes contested in good faith by appropriate proceedings.

(b)     (i) the Seller does not have knowledge of any U.S. federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings that are pending or being conducted with respect to any of the Acquired Companies, (ii) Neither Seller nor any of the Acquired Companies has received from any U.S. federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where none of the Acquired Companies have filed Tax Returns) any (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any of the Acquired Companies, (iii) no Acquired Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return for any Acquired Company, (iv) no Acquired Company is the beneficiary of any extension of time within which to file any Tax Return, (v) no Acquired Company has granted to any Person a power of attorney with respect to Taxes pertaining to any Acquired Company, and (vi) no Acquired Company has availed itself of any Tax holiday, Tax amnesty or similar relief in any Taxing jurisdiction.

(c)     Other than agreements or arrangements solely among Acquired Companies, neither Seller nor any of the Acquired Companies is a party to or bound by any Tax sharing agreement or similar arrangements (including any indemnity arrangements).

(d)     Each Acquired Company (other than Noe Corp., LLC) is and, at all times since its formation, has been disregarded as an entity separate from its owner for U.S. federal and state income tax purposes. Seller is and, within the last five (5) years, has been treated as a partnership for U.S. federal and state income tax purposes.

(e)     All Taxes required to be withheld by the Acquired Companies in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been collected or withheld and either timely paid to the respective Taxing Authority or, if payment is not yet due, set aside in accounts for such purpose.

(f)     There are no Liens for Taxes upon any of the assets of the Acquired Companies, except Permitted Liens.

(g)     No claim has been made in writing or otherwise addressed to any Acquired Company by a Taxing Authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)     No Acquired Company has or had a permanent establishment in any foreign country, has engaged in a trade or business in any foreign country, or is or has been required to pay Taxes in a foreign country.

(i)     None of the Acquired Companies nor Seller is a foreign person within the meaning of Section 1445 of the Code.

(j)     No Acquired Company has any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(k)     Neither Seller nor any Acquired Company is or has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

3.6     Tangible Personal Property.

(a)     Schedule 3.6(a) contains a list of all items of equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description with an original value in excess of $20,000 owned or held for use by the Acquired Companies in connection with the Business, except for any retirements or dispositions thereof made between the Execution Date and the Closing in accordance with Article 5 (the “Tangible Personal Property”). Except as set forth on Schedule 3.6(a), immediately prior to the Closing, the Acquired Companies will have good and valid title to the Tangible Personal Property free and clear of all Liens (other than Permitted Liens).

(b)     Except as set forth on Schedule 3.6(b), all material items of Tangible Personal Property are in adequate operating condition, ordinary wear and tear excepted and have been maintained in accordance with normal company practice.

(c)     No Person other than an Acquired Company has any rights to use any of the Tangible Personal Property, whether by lease, sublease, license or other instrument, other than set forth on Schedule 3.6(c).

3.7     Real Property.

(a)     Schedule 3.7(a) contains a list of all real property (including any appurtenant easements, buildings, structures, fixtures and other improvements thereon) that is owned in fee simple by the Acquired Companies, indicating the owner thereof (collectively, the “Owned Real Property”).

(b)     Schedule 3.7(b) contains a list of all material contracts, agreements and leases (collectively, “Real Property Leases”) pursuant to which any Acquired Company leases, licenses or sublicenses real property (including any appurtenant easements, buildings, structures, fixtures and other improvements thereon) (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) as lessee, licensee or sublicensee, as applicable.

(c)     The Acquired Company identified on Schedule 3.7(a) has good and marketable fee simple title to the Owned Real Property indicated on Schedule 3.7(a) as being owned by such Acquired Company, in each case free and clear of Liens, other than Permitted Liens. Except as set forth on Schedule 3.7(c), no Acquired Company is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein.

(d)     With respect to the Real Property, there is no (i) pending or, to Seller’s knowledge, threatened condemnation, eminent domain or taking proceeding or (ii) to Seller’s knowledge, private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property that prohibits or materially interferes with the current use of the Real Property.

(e)     Except as set forth on Schedule 3.7(e), neither Seller nor any Acquired Company, within the past two (2) years, has received any written notice of any material violation of any material Law affecting the Owned Real Property or the Real Property Leases or any Acquired Company’s use thereof.

(f)     Within the past two (2) years, neither Seller nor any Acquired Company has received any written notice of any existing plan or study by any Governmental Entity or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases and Seller has no knowledge of any such plan or study with respect to which it has not received written notice. Except as set forth in the Revenue Leases, to the knowledge of Seller, there is no Person in possession of any Owned Real Property other than an Acquired Company. Except as identified in Schedule 3.7(f), no Person has any right to acquire any interests in any of the Owned Real Property.

3.8     Contracts.

(a)     Schedule 3.8(a) sets forth a true and complete list of the following Contracts related to the Business, that are in effect as of the Execution Date, to which any Acquired Company is a party:

(i)      any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(ii)     any contract under which payments by or obligations of any Acquired Company will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, or under which the value of the payments by or obligations of any Acquired Company will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise;

(iii)     any contract for Program Rights that involves cash payments or cash receipts in excess of $100,000 over the remaining term of such contract;

(iv)     any network affiliation agreement;

(v)     any retransmission consent agreement with any MVPD with more than 2,500 subscribers in any of the Station’s Markets;

(vi)     any Contract that relates to an ownership interest in any corporation, partnership, joint venture or other business enterprise or other entity, excluding wholly owned subsidiaries of any Acquired Company;

(vii)   any Real Property Lease;

(viii)   any Contract that relates to the guarantee (whether absolute or contingent) by any Acquired Company of (x) the performance of any other Person (other than a wholly owned subsidiary of any Acquired Company) or (y) the whole or any part of the Indebtedness or liabilities of any other Person (other than a wholly owned subsidiary of any Acquired Company);

(ix)      any Contract that contains any power of attorney authorizing the incurrence of an obligation on the part of any Acquired Company;

(x)       any Contract that creates any partnership or joint venture or relates to the acquisition, issuance or transfer of any securities;

(xi)      any Contract that limits or restricts (x) where any Acquired Company may conduct business, (y) the type or line of business (current or future) in which any Acquired Company may engage or (z) any acquisition of assets or stock (tangible or intangible) by any Acquired Company;

(xii)      any Contract that relates to the borrowing or lending of money or other Indebtedness;

(xiii)     any Contract that grants any Person an option or a right of first refusal, right of first offer or similar preferential right to purchase or acquire any equity interest in, or assets of, any Acquired Company;

(xiv)     any Contract involving the purchase or sale of Real Property that has not closed as of the Execution Date;

(xv)     any Contract entered into after January 1, 2013 relating to the acquisition or disposition of any material portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi)    any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $100,000;

(xvii)   any Contract involving compensation to any Station Employee, or independent contractor or consultant engaged to perform services to the Business in excess of $50,000 per year (provided, however, that for purposes of this Section 3.8(a)(xvii), the term Contract shall not include at-will Contracts or any other Contracts involving compensation to any Station Employee or independent contractor or consultant, in each case that can be terminated upon 30 days’ notice, without penalty or additional payment), other than Seller’s standard severance policy;

(xviii)  any Contract with any labor union, collective bargaining group, works council or association representing any employee of the Acquired Companies;

(xix)    any Contract with a Governmental Entity (other than ordinary course Contracts with Governmental Entities as a customer) which imposes any material obligation or restriction on an Acquired Company; and

(xx)     any Contract relating to the use of a Station’s digital bit stream other than in connection with broadcast television services.

The contracts, agreements and leases required to be disclosed pursuant to this Section 3.8(a) are collectively referred to herein as the “Material Contracts”. True and complete copies of the Material Contracts have been provided to Buyer.

(b)     Each of the Material Contracts is in full force and effect and is binding and enforceable upon the Acquired Companies and, to Seller’s knowledge, the other parties thereto, subject in each case to the Enforceability Exceptions. The Acquired Companies have performed their obligations under each of the Material Contracts in all material respects and are not in material default thereunder, and to Seller’s knowledge, no other party to any of the Material Contracts is in default thereunder in any material respect.

3.9     Environmental. Except as set forth on Schedule 3.9, and except as would not reasonably be expected to result in the owner or operator of the Stations or the Real Property incurring liability under any applicable Environmental Law (a) to Seller’s knowledge, each Acquired Company is and has been in compliance with all Environmental Laws applicable to the Stations and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all Permits, licenses or other authorizations required by Environmental Law and (b) no Actions are pending or, to Seller’s knowledge, threatened against Seller, any Acquired Company, the Stations or the Real Property alleging a violation of or liability under Environmental Laws. To Seller’s knowledge, no conditions exist at the Stations or any Real Property that would reasonably be expected to result in the owner or operator of the Stations or the Real Property incurring liability under Environmental Laws. To Seller’s knowledge, there have been no Releases of Hazardous Materials at, from, to, on or under any Owned Real Property that give rise to an affirmative reporting or cleanup obligation under Environmental Law. There are no underground storage tanks at the Owned Real Property and no Acquired Company utilizes any underground storage tanks at the Real Property subject to the Real Property Leases.

3.10     Intangible Property. Schedule 3.10 contains a description of all material Intellectual Property that is owned by or licensed to the Acquired Companies or is registered or the subject of an application for registration with the U.S. Patent and Trademark Office (or any equivalent foreign office) (collectively, the “Intangible Property”). Except as set forth on Schedule 3.10, (i) to Seller’s knowledge, the Acquired Companies’ use of the Intangible Property does not infringe upon any third party’s Intellectual Property in any material respect, (ii) to Seller’s knowledge, none of the Intangible Property is being infringed or misappropriated by any third party, (iii) no Intangible Property is the subject of any pending or, to Seller’s knowledge, threatened Action claiming infringement of any third party’s Intellectual Property and (iv) in the past three (3) years, neither Seller nor any Acquired Company has received any written claim asserting that its use of any Intangible Property is unauthorized or violates or infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intangible Property. To Seller’s knowledge, the Acquired Companies are the owners of or have the valid right to use the Intangible Property free and clear of Liens, other than Permitted Liens, in the applicable jurisdictions in which such Intangible Property is currently being used.

3.11     Employees; Labor Matters; Employee Benefit Plans.

(a)     Except as set forth on Schedule 3.11(a), each Acquired Company has complied in all material respects with all labor and employment Laws, including those which relate to wages, hours, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, occupational health and safety, employee classification and the collection and payment of withholding. Except as set forth on Schedule 3.11(a), as of the Execution Date and since January 1, 2013, there has been no unfair labor practice charge against any Acquired Company pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been delivered to Seller or any Acquired Company. There is no material proceeding pending or, to Seller’s knowledge, threatened, against any Acquired Company, by any current or former employee. Except as set forth on Schedule 3.11(a), there is no strike, dispute, request for representation, slowdown or stoppage pending or, to Seller’s knowledge, threatened in respect of any Acquired Company. No Acquired Company is a party to any collective bargaining, union or similar agreement with respect to its respective Station Employees, and to Seller’s knowledge, no union represents or claims to represent such Station Employees. The Acquired Company’s classification of each of its employees as exempt or nonexempt has been made in accordance with Law in all material respects.

(b)     Seller has made available to Buyer a list, dated as of no earlier than September 30, 2013, of all Station Employees, including the names, current rate of compensation, employment status (i.e., active, disabled, on authorized leave), department, title, and whether full-time or part-time. Such list, redacted to delete current rate of compensation, is attached as Schedule 3.11(b). Except as set forth on Schedule 3.11(b) or Schedule 3.8, there are no employment contracts (excluding any employment contract for which the obligations under such agreement would require payment by Buyer after the Closing in an aggregate amount less than or equal to $50,000 annually and excluding at-will Contracts with Station Employees) or severance or other separation agreements (including change in control agreements) with any employees of the Acquired Companies.

(c)     Schedule 3.11(c) contains a list setting forth each plan, program, agreement or arrangement, whether written or unwritten, currently sponsored, maintained or contributed to by any Acquired Company or any ERISA Affiliate, or with respect to which an Acquired Company or any ERISA Affiliate has or may have any actual or contingent liability or obligation (including any such obligations under any terminated plan or arrangement), providing for employment, compensation (other than regular wages and salaries), retirement, deferred compensation, stock option or other equity based compensation, stock purchase, phantom stock, bonus, fringe benefit, life, health, dental, vision, hospitalization, disability and other insurance, employee assistance, severance or termination pay, and sick pay and vacation benefits or compensation, whether or not described in Section 3(3) of ERISA, including any employee benefit plans, as defined in Section 3(3) of ERISA and Multiemployer Plans,. Each and every such plan, program, agreement or arrangement is hereinafter referred to as an “Employee Plan”. As of the Closing, the Station Employees shall cease to be eligible to participate in all Employee Plans.

(d)     Seller has delivered to Buyer or its advisors (or made available for review by Buyer or its advisors) true and complete copies of each of the material Employee Plans and related plan documents to the extent material, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and any material correspondence with the IRS, the Department of Labor or any other Governmental Entity. With respect to each Employee Plan that is subject to ERISA reporting requirements, Seller has made available for review by Buyer or its advisors copies of the Form 5500 reports filed for the last two plan years. Seller has made available for review by Buyer or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Employee Plan.

(e)     Except as set forth on Schedule 3.11(e), with respect to each Employee Plan: (i) each has been established and operated in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no material Actions or disputes are pending, or to Seller’s knowledge, threatened, and to Seller’s knowledge, no facts exist which could reasonably be expected to give rise to any such Actions of disputes (other than routine claims for benefits); (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, Action, audit, review, or other proceeding; (v) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made; (vi) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been duly and timely filed or distributed; (vii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code. There have been no acts or omissions by the Acquired Companies or any ERISA Affiliate that have given or could give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(1), 502(m) or 4071 of ERISA or Section 511 or Chapters 43, 47 and 100 of the Code, or under any other applicable Law, for which any Acquired Company or any ERISA Affiliate may be liable.

(f)     No Employee Plan provides for any payment by the Acquired Companies that would, in the aggregate, result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the transactions contemplated hereby, whether alone or in connection with any other event.

(g)     Except as set forth on Schedule 3.11(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager, director or consultant to compensation or benefits under any Employee Plan or otherwise that would be payable by any Acquired Company or Buyer; (ii) result in any payment becoming due, or increase the amount of any compensation due, in each case, from any Acquired Company or Buyer to any current or former employee, manager, director or consultant of the Acquired Companies; or (iii) increase any benefits otherwise payable under any Employee Plan.

(h)     Except as set forth on Schedule 3.11(h), (i) neither any Acquired Companies nor ERISA Affiliate contributes to or is required to contribute, has ever contributed to, or has any liability or obligation, to any Multiemployer Plan, and (ii) no Employee Plan, and neither any Acquired Company nor any ERISA Affiliate has any liability or obligation with respect to any plan that, (w) is subject to Section 412 of the Code or Title IV of ERISA, (x) is a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (y) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or (z) provides group health or death benefits or other welfare benefits following termination of employment, other than to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state Law (“COBRA”). With respect to any Multiemployer Plans set forth on Schedule 3.11(h): (A) all contributions required to be made with respect to employees of the Acquired Companies have been timely paid; (B) the Acquired Companies have not incurred and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (C) neither the Acquired Companies nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; (D) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan nor any such plan is or reasonably expected to be “at-risk” under Section 430 of the Code; and (E) neither the Acquired Companies nor any ERISA Affiliate has any actual or contingent liability under Section 4204 of ERISA.

(i)     With respect to each Employee Plan intended to qualify under Section 401(a) of the Code: (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon (including with respect to all currently effective amendments to the Code for which the remedial amendment period (within the meaning of Section 401(b) of the Code) has expired) which the Acquired Companies are entitled to rely under IRS pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal Income Tax under Section 501(a) of the Code; and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would adversely affect its qualification, or materially increase its costs.

(j)     Each Employee Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance, in both form and operation, with the provisions of Section 409A of the Code and the treasury regulations and other generally applicable guidance published by the IRS thereunder, and, to the extent not inconsistent therewith, the Employee Plan’s terms. None of the Acquired Companies is a party to, or otherwise obligated under, any Employee Plan or otherwise, which provides for a gross up of Taxes imposed by Section 409A of the Code.

3.12     Insurance. Schedule 3.12 lists (a) all insurance policies maintained by Seller or the Acquired Companies covering the Acquired Companies, the Stations or the Business and (b) the premiums and coverages of such policies as of the Execution Date. All such policies are (and will remain until the Effective Time) in full force and effect. There is no material claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and neither Seller nor any Acquired Company has received any written threatened termination of any of such insurance policies.

3.13     Compliance with Law; Permits. Subject to Section 3.4 and Schedule 3.4(a) with respect to the FCC Licenses, and except as set forth on Schedule 3.13, (a) the Acquired Companies have complied in all material respects with all Laws and all decrees, judgments and orders of any Governmental Entity and (b) there are no Actions (exclusive of investigations by or before the FCC) pending or, to Seller’s knowledge, threatened against any Acquired Company, except for those affecting the television broadcast industry generally. Except as set forth on Schedule 3.13, (i) the Acquired Companies hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the conduct of the Business as currently conducted (collectively, the “Permits”), (ii) all such Permits are valid and in full force and effect and (iii) the Acquired Companies are in material compliance with the terms of all Permits. To Seller’s knowledge, there is no Action pending or, to Seller’s knowledge, threatened regarding the suspension, revocation, or cancellation of any Permits.

3.14     Litigation. Except as set forth on Schedule 3.14, as of the Execution Date, there is no Action pending or, to Seller’s knowledge, threatened against the Acquired Companies (a) that would reasonably be expected to result in aggregate damages to all of the Acquired Companies in excess of $250,000 or (b) which would reasonably be expected to affect Seller’s ability to perform their obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.15     Financial Statements. Schedule 3.15 sets forth copies of the following financial statements from Seller’s internal reporting system relating to Seller, the Acquired Companies and the Business, as applicable (such financial statements, collectively, the “Financial Statements”): (a) the audited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2012, December 31, 2011, and December 31, 2010, of Seller; (b) the unaudited combined balance sheet and related unaudited combined statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2012, December 31, 2011, December 31, 2010, of the Acquired Companies and the Business; (c) the unaudited consolidated balance sheet as of September 30, 2013 and September 30, 2012, of Seller; (d) the unaudited combined balance sheet as of September 30, 2013 and September 30, 2012, of the Acquired Companies and the Business; (e) the unaudited consolidated statements of income, stockholder’s equity and cash flows as of and for the nine (9) months ended September 30, 2013 and September 30, 2012, of Seller; (f) the unaudited combined statements of income, stockholder’s equity and cash flows as of and for the nine (9) months ended September 30, 2013 and September 30, 2012, of the Acquired Companies and the Business; (g) the unaudited combined balance sheet and related statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2012, December 31, 2011, December 31, 2010, of WMBB(TV); (h) the unaudited combined balance sheet as of September 30, 2013 and September 30, 2012, of WMBB(TV); (i) the unaudited combined statements of income, stockholders’ equity and cash flows as of and for the nine (9) months ended September 30, 2013 and September 30, 2012, of WMBB(TV); (j) the unaudited combined balance sheet and related combined statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2012, December 31, 2011, and December 31, 2010, of the Grand Junction Overlap Stations (which for purposes hereof shall include KFQX(TV)); (k) the unaudited combined balance sheet as of September 30, 2013 and September 30, 2012, of the Grand Junction Overlap Stations (which for purposes hereof shall include KFQX(TV)); and (l) the unaudited combined statements and related consolidated statements of income, stockholders’ equity and cash flows as of and for the nine (9) months ended September 30, 2013 and September 30, 2012, of the Grand Junction Overlap Stations (which for purposes hereof shall include KFQX(TV)). The Financial Statements have been prepared in accordance with accounting principles, policies, methods, practices, procedures, classifications, estimates, judgments and assumptions consistently applied for all periods presented, are in accordance with, and derived from, the books and records of Seller, the Acquired Companies and the Stations and fairly present, in all material respects, the financial position and results of operations of Seller, the Acquired Companies, the Business and the Stations, as applicable, as of the dates thereof and for the periods indicated therein, in conformity with GAAP (except insofar as such unaudited Financial Statements may omit footnotes and may be subject to potential year- end adjustments that are not expected, either individually or in the aggregate, to be material). The information provided in the Financial Statements of the Acquired Companies, the Business and the Stations was used to account for the operations of the Stations in the preparation of Seller’s consolidated financial statements for the respective periods covered thereby. Seller and the Acquired Companies have devised and maintained systems of internal accounting controls with respect to the Business and the Stations sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.16     No Undisclosed Liabilities. Except as set forth on Schedule 3.16, the Acquired Companies have no liabilities or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued which would be required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, except for liabilities which are (a) reflected or reserved for in the Financial Statements, (b) included in the calculation of the Net Working Capital Amount, (c) current liabilities incurred in the ordinary course of business since the Balance Sheet Date, (d) contractual and similar liabilities incurred in the ordinary course of business and not required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, (e) liabilities arising under applicable Law and not required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, or (f) contemplated by this Agreement. Except as set forth on Schedule 3.16, the Acquired Companies have no Indebtedness.

3.17     Absence of Changes. Since December 31, 2012, there have not been any events, changes or occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect. Since December 31, 2012, the Acquired Companies and the Stations have been operated in all material respects in the ordinary course of business consistent with past practice and there has not been in respect of the Business any damage, destruction or loss, whether or not covered by insurance, with respect to any of its property and assets having a replacement cost of more than $100,000 per Market, in each case, which damage, destruction or loss has not been (or, as of the Closing Date, will not be) remedied.

3.18     No Brokers. Except for the services of Moelis & Company to Seller, for which the applicable fee shall be paid by Seller, no broker, investment banker, financial advisor or other third party has been employed or retained by Seller in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Acquired Companies.

3.19     Related Party Transactions. Except as set forth on Schedule 3.19 and other than employment arrangements, the Acquired Companies are not currently party to any material Contract with Seller or any Affiliate of Seller or any member, manager, director, officer or employee of any Acquired Company, Seller or any Affiliate of Seller (collectively, “Related Party Transactions”).

3.20     All Assets. Except as set forth on Schedule 3.20, Buyer, upon the Closing, will acquire all right, title and interest in and to all assets (including all Real Property), together with the assets that are the subject of the Other Station Agreement, used or held for use in the Business free and clear of all Liens (other than Permitted Liens), and such assets will constitute all the assets owned, leased or licensed by Seller, the Acquired Companies, the Subsidiaries or any Affiliate of Seller and used or held for use in the Business. Since their date of formation the Acquired Companies and the Subsidiaries have not conducted any business or operations other than the Business.

Article 4
BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller as of the Execution Date and as of the Closing:

4.1     Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

4.2     Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer has been duly authorized and approved by all necessary corporate action of Buyer and its directors, officers and stockholders and does not require any further authorization or consent of Buyer or its directors, officers or stockholders. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, valid and binding agreements of Buyer, enforceable in accordance with their terms, except in each case as such enforceability may be limited by the Enforceability Exceptions.

4.3     No Conflicts. Except for the Governmental Consents and the Overlap Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not, with or without notice or the passage of time (a) violate the Organizational Documents of Buyer, (b) violate in any material respect, or result in the creation of any Lien (other than any Permitted Lien) under, any law, judgment, order, or decree to which Buyer or its assets are subject, (c) result in a material breach of, or event of default or the creation of any Lien (other than any Permitted Lien) under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject or (d) require the consent or approval of, or a filing by Buyer with, any Governmental Entity.

4.4     Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer which would reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement or the Buyer Ancillary Agreements or otherwise impede, prevent or materially delay the consummation of the transactions contemplated hereby or thereby.

4.5     Qualification.

(a)     Except as set forth on Schedule 4.5(a) and for the Satellite Exemption, Buyer is legally, financially and otherwise qualified to acquire the Equity Interests and to own the Acquired Companies and to control and operate the Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control and character qualifications, and there are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC, disqualify Buyer as the owner and operator of the Stations or as the transferee of control of the Acquired Companies and the FCC Licenses.

(b)     Except as set forth on Schedule 4.5(b) and for the Satellite Exemption, no waiver of or exemption from any provision of the Communications Laws and policies of the FCC is necessary for the FCC Consent to be obtained; and there are no facts or circumstances that might reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (ii) materially delay or impede obtaining the FCC Consent or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

4.6     Projections and Other Information. Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to the Acquired Companies, the Stations, the Business and the transactions contemplated hereby that Buyer has received from Seller, any Acquired Company or any of their respective Affiliates or advisors and that is not expressly set forth in this Agreement, (a) Buyer is not relying on such documentation in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Buyer is familiar with such uncertainties, (d) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it and (e) Buyer does not have, and will not assert, any claim against Seller, the Acquired Companies, their respective Affiliates or any of its or any of their respective directors, officers, members, managers, employees, Affiliates or representatives, or hold Seller, the Acquired Companies or any such Persons liable, with respect thereto. Buyer represents and warrants that none of Seller, the Acquired Companies nor any of their respective Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, the Stations, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement. None of Seller, the Acquired Companies, any of their respective Affiliates nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller or the Acquired Companies relating to the Acquired Companies or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Section 4.6 will in any way limit Buyer’s rights (including under Section 8.1(a) and Article 10) with respect to the representations and warranties of Seller in Article 3.

4.7     Sufficient Funds. Buyer currently has or has the ability to obtain, and will have as of the Closing Date, sufficient funds available to pay the Purchase Price in full.

4.8     No Brokers. Except for Wells Fargo Securities, LLC (whose fee shall be paid by Buyer), no broker, investment banker, financial advisor or other third party has been employed or retained by Buyer in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.9     Securities Laws. Buyer is an “accredited investor” within the meaning of regulation D of the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks in an investment in the Equity Interests. The Equity Interests to be acquired by Buyer pursuant to this Agreement shall be acquired for Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities Laws. Buyer is able to bear the economic risk of its investment in the Equity Interests for an indefinite period of time and acknowledges that the Equity Interests have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Article 5
CERTAIN COVENANTS

5.1     Seller’s Covenants. Between the Execution Date and the Closing, except (a) as set forth in this Agreement or (b) as required by applicable Law or the regulations or requirements of any regulatory organization applicable to Seller or the Acquired Companies, as the case may be, unless Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause the Acquired Companies to:

(a)     operate in the ordinary course of business consistent with past practice and in all material respects in accordance with the Communications Laws, the FCC Licenses and with all other applicable Laws;

(b)     not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Entity to institute proceedings (other than proceedings of general applicability to commercial television stations) for the suspension, revocation or material adverse modification of any of the FCC Licenses listed on Schedule 3.4(a);

(c)     other than in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any material assets unless replaced with similar items of substantially equal or greater value and utility or (ii) create, assume or permit to exist any Liens upon their assets, except for Permitted Liens;

(d)     not dissolve, liquidate, merge or consolidate with any other entity;

(e)     maintain, repair and replace the Tangible Personal Property, including any Tangible Personal Property which has been damaged prior to Closing, and maintain, repair and replace the Real Property, including any improvements thereon, which has been damaged prior to Closing, in each case in the ordinary course of business; provided, however that Seller and the Acquired Companies shall have no obligation to maintain, repair or replace any obsolete or retired equipment no longer in use in the Business;

(f)     not cause, permit or propose any material amendments to the Organizational Documents (in each case, as applicable) of any of the Acquired Companies;

(g)     (i) upon reasonable written advance notice, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Stations, and furnish Buyer with information relating to the business and operations of the Acquired Companies and the Business that Buyer may reasonably request, provided, however, that such access rights shall not be exercised in a manner that unreasonably interferes with the business and operations of the Acquired Companies or the Business and (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the business and operations of the Acquired Companies and the Business, including facilities, operations and applicable data, to Buyer upon and effective as of the Effective Time;

(h)     except as otherwise required by Law, not enter into, renew or renegotiate any employment agreement with a Station Employee providing for annual compensation in excess of $50,000, any severance agreement that will be binding upon Buyer or any Acquired Company after the Closing;

(i)     (i) except in the ordinary course of business not increase the compensation or benefits payable to any Station Employee (except for performance and stay bonuses and other compensation to be paid pursuant to Section 2.2(b) as Company Transaction Costs in connection with the consummation of the transactions contemplated by this Agreement), or (ii) adopt or modify any severance policy applicable to any Station Employee that would result in any material increase in the amount of severance payable to any such Station Employee (or would materially expand the circumstances in which such severance is payable);

(j)     use commercially reasonable efforts to maintain the Stations’ MVPD carriage existing as of the Execution Date;

(k) except for Program Rights Obligations and agreements and contracts which can be terminated by the Acquired Companies without penalty upon notice of ninety (90) days or less, not (i) enter into any agreement or contract that would have been a Material Contract were an Acquired Company a party or subject thereto on the Execution Date unless such agreement or contract (x) is entered into in the ordinary course of business and (y) does not involve payments by any Acquired Company of greater than $50,000 during any twelve (12) month period, (ii) amend in any material respect any Material Contract unless such amendment (x) is effected in the ordinary course of business and (y) does not increase the amount of payments to be made by any Acquired Company during any twelve (12) month period by $50,000 or more or (iii) terminate or waive any material right under any Material Contract other than in the ordinary course of business (excluding the expiration of any Material Contract in accordance with its terms);

(l)     not change any accounting practices, procedures or methods (except for any change required under GAAP or applicable law) or maintain its books and records, in each case in a manner other than in the ordinary course of business;

(m)     not make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party;

(n)     maintain its qualifications to maintain the FCC Licenses with respect to each Station and not take any action that will materially impair such FCC Licenses or such qualifications;

(o)     promote the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability;

(p)     not adopt, enter into or become bound by any new Employee Plan or amend, modify or terminate any Employee Plan, except (i) to comply with applicable Law, (ii) in the ordinary course of business consistent with past practices which cover all or substantially all of the employees of the Acquired Companies without any additional post-Closing material liability to the Acquired Companies or (iii) as otherwise contemplated by this Agreement;

(q)     keep in full force and effect the material insurance policies set forth on Schedule 3.12 (or other insurance policies comparable in amount and scope);

(r)     not (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant, of any Equity Interests or other equity interests in the Acquired Companies or any securities convertible into or exchangeable for or entitling the holder thereof to purchase or receive any Equity Interests or other equity interests in the Acquired Companies, (ii) split, combine or reclassify any Equity Interests or other equity interests in the Acquired Companies, (iii) issue or sell any additional interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Equity Interests or other equity interests in the Acquired Companies, or (iv) declare, set aside or pay any dividends on, or make any other distribution in respect of, any of the Equity Interests or other equity securities; provided that nothing herein shall prohibit the Seller or the Acquired Companies from making cash distributions or dividends to its respective equity holders;

(s)     not make, change or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, change (or make any request to any Taxing Authority to change) any of its methods of accounting or methods of reporting income or deductions on its Income Tax Returns, or the classifications of its existing property and assets, or take any action that would make the representation in Section 3.5(d) untrue;

(t)     not (i) enter into or agree or commit to enter into any new Tradeout Agreement relating to a specific Station with a value in excess of $50,000 per Station, and, $100,000 in the aggregate, prior to Closing that will not be fully performed prior to the Closing or (ii) make any guarantee of commercial ratings other than in the ordinary course of business consistent with past practice.

(u)     (i) utilize the Program Rights only in the ordinary course of business consistent with past practice and (ii) not sell or otherwise dispose of any such Program Rights;

(v)     not extend credit to advertisers other than in the ordinary course of business consistent with past practice;

(w)     timely make retransmission consent elections with all MVPDs located in or serving the Stations’ Markets;

(x)     (i) not make any commitments for capital expenditures inconsistent with the then current capital expenditures budget for the Stations, or fail to make capital expenditures at levels consistent with the then current capital expenditures budget for the Stations and past practice (it being understood that the capital expenditures budget for 2014 shall be prepared in good faith by Seller subject to Buyer’s consent (such consent not to be unreasonably withheld), and if the parties do not reach agreement prior to January 1, 2014, the parties shall continue to work in good faith to agree on a budget, and until such budget is mutually agreed upon by the parties, for purpose of this subsection (x), the capital expenditures budget for 2014 shall be deemed to have the same levels as those for 2013); and (ii) use commercially reasonable efforts to complete the budgeted capital expenditure projects identified on Schedule 5.1(x) prior to the Closing in accordance with such schedule (it being understood that if such projects are not completed prior to the Closing in spite of Seller’s efforts, then, at Buyer’s election, Seller shall complete the projects to Buyer’s reasonable approval as soon as practicable after the Closing or the Purchase Price shall be reduced by the applicable amounts set forth in such schedule;

(y)     not recognize any labor unions as the collective bargaining representative of any Station Employee (except as have been recognized as of the Execution Date) or enter into, renew or amend any collective bargaining agreement, except as required by applicable Law;

(z)     not enter into, amend, terminate or waive any material right under any agreement or contract constituting a local marketing agreement or time brokerage agreement, joint sales agreement, shared services agreement, management agreement, local news sharing agreement or similar agreement with respect to any Station or any other television broadcast station; and

(aa)     not agree, commit or resolve to take any actions inconsistent with the foregoing.

5.2     Control and Maintenance of Qualification.

(a)     Notwithstanding any other provision set forth in this Agreement, including any provision of this Article 5, Buyer shall not, directly or indirectly, control, supervise or direct the business or operations of the Acquired Companies or the Stations prior to the Closing. Consistent with the Communications Laws, prior to the Closing, control, supervision and direction of the Acquired Companies and the Stations prior to the Closing shall remain the responsibility of Seller as the corporate parent of the Acquired Companies holding the respective FCC Licenses.

(b)     Subject to the Satellite Exemption and the consummation of the Third Party Transactions and the transactions contemplated by the KHAS APA concurrently with the Closing, Buyer shall remain legally, financially and otherwise qualified under the Communications Laws (including, but not limited to, compliance with those Communications Laws relating to media ownership and attribution, foreign ownership and control requirements and character qualifications requirements) to be the transferee of control of the Acquired Companies and to become the licensee of the Stations as contemplated upon the Closing.

5.3     Notification of Breach. Seller shall give notice to Buyer and Buyer shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by any party to be untrue or inaccurate in any material respect at any time after the Execution Date and prior to the Closing (except to the extent such representation or warranty is expressly made as of a specified date, in which case no notice is required under this Section 5.3 so long as such representation or warranty is true and correct in all material respects on and as of such specified date), or (b) any material failure on the part of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, that a party’s receipt of the information pursuant to this Section 5.3 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the other parties in this Agreement. The failure to comply with this Section 5.3 shall not give rise to a Party’s right under Section 7.1(b) or Section 8.1(b), respectively.

5.4     Seller Conduct. Between the Execution Date and the Closing, Seller shall not agree or commit to (a) sell, assign, pledge, encumber, transfer or otherwise dispose of any of the Equity Interests, (b) except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), cause or permit the amendment, supplement or other modification of the Organizational Documents of any Acquired Company, or (c) take any action that is inconsistent with or might materially delay the consummation of the transactions contemplated by the Other Station Agreement.

Article 6
JOINT COVENANTS

Buyer and Seller hereby covenant and agree as follows:

6.1     Confidentiality. Seller (or an Affiliate of Seller) and Buyer (or an Affiliate of Buyer) are parties to a nondisclosure agreement (the “NDA”) with respect to Seller and the Acquired Companies. To the extent not already a direct party thereto, each of Seller and Buyer hereby assumes the NDA and agrees to be bound by the provisions thereof. Without limiting the terms of the NDA or expanding the obligations thereunder, subject to the requirements of applicable law, all non-public information regarding Seller, the Acquired Companies, their respective Affiliates and their businesses and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including all financial information provided by Seller or the Acquired Companies to Buyer) shall be confidential and shall not be disclosed to any other Person, except Buyer’s representatives and lenders for the purpose of consummating the transactions contemplated by this Agreement.

6.2     Announcements. No party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by Law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.

6.3     Consents. Seller shall use commercially reasonable efforts to obtain (a) any third party consents required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement (which shall not require any payment to any such third party, other than the payment by Seller of ordinary course processing fees or similar costs) and (b) customary estoppel certificates reasonably acceptable to Buyer under the Real Property Leases listed on Schedule 6.3(b), which shall include each Real Property Lease for a Station’s studio or Tower Lease for a Station’s primary tower or other material tower; provided, however, that the parties acknowledge and agree that such third party consents or estoppel certificates are not conditions to Closing, except for those certain third party consents set forth on Schedule 6.3 (the “Required Consents”).

6.4     Employees; Employee Plans.

(a)     Schedule 6.4(a)(1) sets forth a list as of the Execution Date showing employee names, positions and status for all employees of the Acquired Companies (the “Station Employees”).

(b)     For at least one year following Closing, so long as a Station Employee is employed by Buyer, Buyer shall provide each Station Employee who does not have an employment agreement with the Acquired Companies employee benefits, compensation and severance that are substantially comparable in the aggregate to the employee benefits, compensation and severance provided to similarly situated employees of Buyer (excluding any pension benefit provided to employees of the Buyer and subsidiaries of Buyer), including providing credit for and honoring past accrued but unused time with respect to sick, holiday, personal or vacation leave (to the extent a liability therefor is included in Current Liabilities for purposes of determining the Net Working Capital Amount). To the extent permitted by Law and notwithstanding anything herein to the contrary, Buyer shall give Station Employees full credit for purposes of eligibility waiting periods and vesting under the employee benefit plans or arrangements or severance practices maintained by the Buyer or its Affiliates (excluding any pension plan or benefit) in which such Station Employees participate for such Station Employees’ service with the Acquired Companies to the same extent such service was credited to such Station Employees prior to Closing for similar purposes; provided, that such credit need not be recognized (x) to the extent that such recognition would result in any duplication of benefits for the same period of service or would require an amendment to any Buyer benefit plan or (y) under any defined benefit plan or other pension plan. In addition, Buyer shall, or shall cause the Acquired Companies to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Station Employees and their respective covered dependents under employee benefit plans maintained by Buyer to the extent the Station Employees and their respective covered dependents were participating in the applicable Employee Plan of Seller immediately prior to Closing and (ii) provide each Station Employee and his or her covered dependents with credit for any co-payments and deductibles paid under the applicable Employee Plans in satisfying any applicable deductible or out-of-pocket requirements under such Buyer plan.

(c)     Notwithstanding anything to the contrary in this Section 6.4, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Buyer, Seller or any of their respective Affiliates on the one hand and any Station Employee on the other hand, and no Station Employee may rely on this Agreement as the basis for any breach of contract claim against Buyer, Seller or any Acquired Company, (ii) nothing in this Agreement shall be deemed or construed to require any Acquired Company to employ any particular Station Employee for any period after the Closing, (iii) nothing in this Agreement shall be deemed or construed to limit the Acquired Companies’ rights to terminate the employment of any Station Employee during any period prior to or after the Closing Date, and (iv) nothing in this Agreement is intended to, or does, constitute the establishment or, or an amendment to, any Employee Plan or any employee benefit plan or arrangement of the Buyer or any of its Affiliates.

(d)     Seller shall cause the Acquired Companies to cease to participate as active unrelated employers in the Hoak Media, LLC 401(k) Plan as of the Closing, and shall provide evidence to Buyer that it, or its Affiliates, to the extent applicable, has taken the necessary steps to effect the cessation of such participation without any continuing liability to the Acquired Companies. As soon as practicable following the Closing Date, Buyer shall permit the Station Employees to directly roll over their account balances and outstanding loan balances, if any, under the Hoak Media, LLC 401(k) Plan into a tax-qualified “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by the Buyer or an Affiliate (“Buyer’s 401(k) Plan”), subject to applicable Law and the terms and conditions of the Hoak Media, LLC 401(k) Plan and the Buyer’s 401(k) Plan, and provided that Seller and its Affiliates take all actions reasonably necessary to effectuate such rollovers.

6.5     Access to and Retention of Records. Subject to Section 11.6, from and after the Closing Date, Buyer shall, or shall cause the Acquired Companies to preserve, in accordance with Buyer’s normal document retention procedures and practices, all books and records of the Acquired Companies and shall provide Seller a reasonable opportunity to access and obtain copies, at Seller’s expense, of any such books and records. In addition to the foregoing, from and after the Closing, Buyer shall afford to Seller, and its counsel, accountants, and other authorized agents and representatives, at Seller’s expense, during normal business hours, reasonable access to the employees, books, records and other data relating to the Business or the Acquired Companies in its possession with respect to the periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Seller (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Seller, (b) for the preparation of Tax Returns and audits and (c) for any other reasonable and proper business purpose, provided in each case that such access does not unreasonably disrupt the Business or the business and operations of Buyer or the Acquired Companies.

6.6     Cooperation. Buyer shall use commercially reasonable efforts to cooperate with Seller to release any Liens applicable to the Acquired Companies. Buyer acknowledges that Seller may use a portion of the proceeds from the Purchase Price for the repayment of Indebtedness associated with any such Liens. Seller shall provide Buyer and the Acquired Companies such reasonable assistance and cooperation as may be requested by Buyer from time to time after the Closing Date to reasonably facilitate the transition of the business and operations of the Acquired Companies and the Business.

6.7     Interim Reports. Within twenty (20) days after the end of each calendar month during the period from the Balance Sheet Date through the Closing, Seller shall provide to Buyer, with respect to the Seller, Acquired Companies, the Business and the Stations, the unaudited balance sheet as of the end of such month, and the related combined unaudited statement of operations for such month, of Seller, the Acquired Companies, the Business and the Stations. Such reports shall be prepared on the same basis as the Financial Statements. Seller shall also provide to Buyer weekly pacing reports for each of the Stations promptly following the end of each week during the period from the Execution Date through the Closing. Seller shall also provide to Buyer monthly reports of actual capital expenditures for such month and year-to-date.

6.8     Fulfillment of Conditions. Without limiting any other obligation of a party expressly set forth herein, Seller shall use its commercially reasonable efforts to satisfy each of the conditions to the Closing of Buyer set forth in Article 8 (Buyer Closing Conditions), and Buyer shall use its commercially reasonable efforts to satisfy each of the conditions to the Closing of Seller set forth in Article 7 (Seller Closing Conditions), and each of the parties shall use its commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as practicable.

6.9     Title Commitments; Surveys.

(a)     Buyer shall have the responsibility to obtain, if it so elects at its sole option and expense, (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Real Property that is leased pursuant to a Real Property Lease (collectively, the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Seller shall provide Buyer with any existing Title Commitments and Surveys in its possession. The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs. Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys, provided that neither Seller nor any Acquired Company shall be required to incur any cost, expense or other liability in connection therewith. If the Title Commitments or Surveys reveal any Lien on the title other than Permitted Liens, Buyer shall notify Seller in writing of such objectionable matter as soon as Buyer becomes aware that such matter is not a Permitted Lien, and Seller agree to use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.

(b)     Buyer may elect, at its own expense, to order a Phase I environmental site assessment of any parcel of Real Property to be performed by a nationally recognized environmental firm (the “Environmental Firm”) on a date reasonably acceptable to Seller and without unreasonably interfering with the operation of the Business, all of which Phase I environmental site assessments must be completed within sixty (60) days following the Execution Date. Following their completion, Buyer will promptly deliver copies of such Phase I environmental site assessments to Seller. Seller shall comply with any reasonable request for information (to the extent such information is in Seller’s possession and not constituting attorney-client privileged communications) made by Buyer or the Environmental Firm in connection with any such Phase I environmental site assessment and shall afford Buyer and the Environmental Firm access to all areas of the applicable parcel(s) of Real Property (but, notwithstanding anything to the contrary contained herein, only to the extent Seller or its applicable Subsidiary is not prohibited under the terms of any Real Property Lease from providing such access), at reasonable times and in a reasonable manner in connection with any such investigation. Buyer hereby agrees to indemnify and hold harmless Seller for any damages caused by Buyer’s or the Environmental Firm’s activities during performance of the Phase I environmental site assessments pursuant to this Section 6.9(b), other than liabilities relating to any breach by Seller of its representations and warranties in Section 3.9 (Environmental). Prior to the Closing, Buyer must obtain Seller’s prior written consent to conduct any other environmental investigation, sampling, testing or assessment of any kind at any Real Property or adjacent property, which consent may be withheld or conditioned in Seller’s sole discretion.

6.10     No Negotiation. Until the earlier of the Closing or such time as this Agreement shall be terminated pursuant to Section 12.1, and except for any Divestitures or releases of Acquired Companies as required pursuant to Section 2.6(e) or Section 12.1(d), Seller, the Acquired Companies and their respective directors, officers, investment bankers and agents shall cease any discussions or negotiations with, and shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Equity Interests, the assets of the Acquired Companies or the Stations (other than in the ordinary course of business or as provided by this Agreement).

6.11     Officers and Directors.

(a)     The indemnification agreements set forth on Schedule 6.11(a) shall remain in effect from and after the Closing but only to the extent related to actions or omissions occurring prior to the Closing Date. Subject to Section 6.11(d), Buyer shall not make any amendment or modification to the Organizational Documents of the Acquired Companies that would be adverse to any current or former manager, director or officer of the Acquired Companies, or enter into any agreement that would have the effect of amending or modifying the Organizational Documents of the Acquired Companies in any manner that would adversely affect any current or former director or officer of the Acquired Companies.

(b)     For the six (6) year period commencing on the Closing Date, (i) Buyer shall maintain in effect the Acquired Companies’ current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Acquired Companies’ managers, directors and officers currently covered by such insurance than those of such policy in effect on the Execution Date and (ii) Buyer shall, or shall cause the Acquired Companies to, cause coverage to be extended under the Acquired Companies’ current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Acquired Companies’ existing directors’ and officers’ liability insurance in effect on the Execution Date; provided, however, that Buyer may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers, in the aggregate, than the insurance coverage otherwise required under this Section 6.11.

(c)     The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each individual who on or prior to the Closing Date was a director, officer or employee of the Acquired Companies’ (each, an “Indemnitee”), his or her heirs and his or her representatives, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.11, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Indemnitee may have under this Agreement, by contract or otherwise. Following the Closing, neither Buyer nor the Acquired Companies’ shall enter into, or permit any of its Affiliates to enter into, any merger, consolidation or similar transaction unless Buyer shall have ensured that the surviving or resulting entity will assume the obligations imposed by this Section 6.11.

(d)     The obligations of Buyer under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.11 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, and each Indemnitee may specifically enforce the terms of this Section 6.11).

(e)     Seller shall use its commercially reasonable efforts to cause the officers, managers and directors of the Acquired Companies, who are not Station Employees, to execute resignations at or prior to the Closing, to be effective as of the Closing.

6.12     Termination of Related Party Transactions. Except for the Related Party Transactions that survive pursuant to Section 6.11, Seller and the Acquired Companies shall terminate, without liability to the Acquired Companies, all Related Party Transactions prior to the Closing. Seller does hereby and shall cause its Affiliates (other than the Acquired Companies) to release and forever discharge, as of the Closing, the Acquired Companies from any and all claims, demands, Actions and liabilities arising out of or relating to any such agreement or arrangement.

6.13     Financing.

(a)     Subject to the terms and conditions of this Agreement, Buyer shall use, and shall cause its Affiliates to use, their reasonable best efforts to take or cause to be taken (taking into account the anticipated timing of the Marketing Period) all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain, if necessary, any Financing. For purposes of this Agreement, references to “Financing” shall include any financing contemplated or completed by Buyer in connection with this Agreement, including any financing commenced prior to the Execution Date. Upon the request of Seller, Buyer shall provide Seller with updates on the status of its efforts to obtain any Financing (or any alternative financing).

(b)     Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, accountants, counsel, investment bankers and consultants (collectively, “Representatives”) to, provide to Buyer all timely cooperation reasonably requested by Buyer in causing the conditions and covenants related to any Financing to be satisfied and such cooperation as is otherwise reasonably requested by Buyer in connection with obtaining any Financing in accordance with its terms, including cooperation that consists of:

(i)     (A) furnishing Buyer and any Financing Sources as promptly as practicable with the Financial Statements, (B) furnishing Buyer and any Financing Sources no later than March 1, 2014, the (1) audited consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2013, of the Seller (the “2013 Audited Financials”) and (2) the unaudited combined balance sheet and statements of operations, statement of stockholders equity and cash flows as of and for the fiscal year ended December 31, 2013, of the Acquired Companies and the Business, of WMBB(TV) and of the Grand Junction Overlap Stations (which for purposes hereof shall include KFQX(TV)), as applicable (the “2013 Overlap Financials”), (C) for each fiscal quarter (other than any fiscal year end) ending after the Execution Date and prior to the Closing Date and for the comparable quarter of the prior fiscal year, within twenty (20) days after the applicable quarter-end, unaudited combined balance sheet of Seller, of the Acquired Companies and the Business, of WMBB(TV) and of the Grand Junction Overlap Stations (which for purposes hereof shall include KFQX(TV)), as applicable, as of the end of such fiscal quarter and the related unaudited combined statements of income, stockholders’ equity and cash flows in each case of (B) – (C) prepared in accordance with GAAP subject, in the case of interim financial statements, to normal year-end audit adjustments and the appropriate absence of footnotes, and using the same accounting principles, policies, methods, practices, procedures, classifications, categories, estimates, judgments and assumptions as were used in preparing the Financial Statements, (D) furnishing Buyer and any Financing Sources with such projected financial statements of the Seller, Acquired Companies and the Business reasonably requested by Buyer prior to the commencement of the Marketing Period in connection with any Financing, and (E) assisting Buyer in the preparation by Buyer of customary rating agency presentations, lender presentations, customary bank offering memoranda, syndication memoranda, private offering memoranda, registration statement, prospectus and other marketing materials or memoranda, including pro forma financial statements, in each case, in connection with any Financing (the “Offering Materials”) (the information required to be delivered pursuant to the foregoing clauses (A) and (B) of this Section 6.13(b)(i) and Section 6.13(b)(iii) below, together with any replacements or restatements thereof, and supplements thereto, if any such information would otherwise be unusable under customary practices for such purposes, the “Required Information”);

(ii)     participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, any Financing and senior management and Representatives, with appropriate seniority and expertise, of Seller and the Acquired Companies), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Financing;

(iii)     executing and delivering authorization letters (including representations with respect to material non-public information) to any Financing Sources authorizing the distribution of information to prospective lenders or investors;

(iv)     facilitating the execution and delivery on the Closing Date of any securities purchase agreement, credit agreement, indenture, note, guarantee, pledge and security document, supplemental indenture, currency or interest rate hedging arrangement, other definitive financing document, representation letter to auditors and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Buyer or any Financing Sources or their respective counsel (including consents of accountants for use of their reports in any materials relating to any Financing) and otherwise reasonably facilitating the pledging of collateral; provided neither Seller nor any of the Acquired Companies or their officers and employees shall be required to execute any document in connection with this Section 6.13(b)(iv) that would be effective at any time before the time immediately prior to the Closing or that is not conditioned upon the occurrence of the Closing (other than any representation letters to auditors, which shall be delivered prior to the pricing of any bonds or securities being offered in any Financing); provided, that the board of managers and officers of Seller and the board of managers and officers of Seller’s Subsidiaries prior to the Closing shall not be required, prior to the Closing, to adopt resolutions approving the agreements, documents and instruments in connection with any Financing or pursuant to which any portion of any Financing is obtained or execute any of such agreements, documents or instruments, and neither Seller nor any of the Acquired Companies shall be required to execute, prior to Closing, any documents contemplated by any Financing (in each case, other than any authorization or representation letters described in clause (iii) above);

(v)     cooperating with Buyer and Buyer’s efforts to obtain customary and reasonable corporate and facilities ratings, consents, legal opinions, surveys and title insurance (including providing reasonable access to Buyer and its Representatives to all Real Property) as reasonably requested by any Financing Sources;

(vi)     obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness;

(vii)     furnishing Buyer and any Financing Sources promptly with all documentation and other information that any Financing Source has reasonably requested and that such Financing Source has determined is required by regulatory authorities in connection with any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(viii)     furnishing Buyer and any Financing Sources as promptly as practicable within the periods specified in Section 6.13(b)(i) above, with information regarding Seller, the Acquired Companies and the Business, including customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver (and causing such independent accountants to deliver) upon “pricing” of any bonds being issued in lieu of any portion of any Financing, with respect to the financial information to be included in such Offering Materials; and

(ix)     otherwise cooperating with the marketing efforts of Buyer and its Financing Sources for any of any Financing as necessary or reasonably requested by Buyer or its Financing Sources;

provided that (w) nothing in this Section 6.13(b) shall require such cooperation to the extent it would require Seller or any Acquired Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer (except to the extent Buyer has provided the indemnities set forth in Section 6.13(c)), (x) nothing herein shall require such cooperation from Seller or any of the Acquired Companies to the extent it would unreasonably interfere with the ongoing operations of Seller or any of the Acquired Companies, and (y) neither Seller nor any of the Acquired Companies, nor any of their respective Representatives, shall have any liability or obligation under any certificate, agreement, arrangement, document or instrument relating to any Financing that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing.

(c)     Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any Financing (including any action taken in accordance with this Section 6.13) and any information utilized in connection therewith, other than to the extent any of the foregoing arises from (i) the willful misconduct, gross negligence or material breach of its obligations by any of Seller, its Affiliates (including any Acquired Company) or their respective Representatives or (ii) any information provided by any of Seller, its Affiliates (including any Acquired Company) or their respective Representatives. Buyer shall, promptly upon request by Seller, reimburse Seller, as applicable, for all of their and their Affiliates’ documented reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with this Section 6.13, other than the out-of-pocket costs and expenses incurred in connection with the preparation of the financial statements described in Section 6.13(b)(i).

(d)     Seller hereby consents to the use of its and its Affiliates’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of the Acquired Companies or the reputation or goodwill of Seller or any of the Acquired Companies.

6.14     Audit. The obligation of Seller to deliver the 2013 Audited Financials and the 2013 Overlap Financials no later than March 1, 2014 in accordance with Section 6.13 shall survive the Closing. In connection with such delivery, Seller shall (i) retain Grant Thornton LLP, pursuant to an engagement letter reasonably satisfactory to Buyer, to audit the 2013 Audited Financials; (ii) use commercially reasonable efforts to cause Grant Thornton LLP to provide, in connection with such audit, its unqualified opinion (and any consents related thereto that may be required by Buyer) on such audited financial statements; (iii) request, in conjunction with Buyer, Grant Thornton LLP to provide such customary consents, comfort letters and documents that may be required or reasonably necessary; and (iv) provide to Buyer’s employees and independent accountants such access, information and records as they may reasonably request for purposes of the foregoing; provided that all such cooperation shall be provided by reasonable access, to the personnel of the Stations and the Acquired Companies, and Seller and the documents, information and books and records of Seller, the Acquired Companies and its Affiliates. The auditors and accountants of Seller (including Grant Thornton LLP), or any of its Affiliates shall not be obliged to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Article 7
SELLER CLOSING CONDITIONS

The obligations of Seller to consummate the Closing hereunder shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Seller):

7.1     Representations and Covenants.

(a)     All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Execution Date and at and as of the Closing ((i) other than any representation or warranty that is expressly made as of a specified date, which need be true and correct in all material respects as of such specified date only and (ii) except for changes expressly contemplated by this Agreement); except where such failure has not resulted, and would not reasonably be expected to result, in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Buyer Ancillary Documents, provided, however, that for purposes of this Section 7.1(a), all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b)     The covenants and agreements that by their terms are to be complied with and performed by Buyer at or prior to the Closing shall have been complied with or performed by Buyer in all material respects.

(c)     Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2     Proceedings. Neither Seller nor Buyer shall be subject to any order or injunction from a Governmental Entity, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

7.3     FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect, and except to the extent waived by Buyer in accordance with Section 2.5, shall have become a Final Order.

7.4     Hart Scott Rodino. The HSR Clearance shall have been obtained.

7.5     Consents. The Required Consents shall have been obtained and delivered to Buyer.

7.6     Other Station Agreement. The closing contemplated under the Other Station Agreement shall have been consummated or shall be consummated concurrently with the Closing hereunder.

7.7     Deliveries. Buyer shall have complied with each of its obligations set forth in Section 9.2.

Article 8
BUYER CLOSING CONDITIONS

The obligations of Buyer to consummate the Closing hereunder shall be subject to satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Buyer):

8.1     Representations and Covenants.

(a)     All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Execution Date and at and as of the Closing ((i) other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only and (ii) except for changes expressly contemplated by this Agreement), except to the extent that the failure of the representations and warranties of Seller contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of this Section 8.1(a), all materiality, “Material Adverse Effect” or similar qualifiers within such representations and warranties shall be disregarded.

(b)     The covenants and agreements that by their terms are to be complied with and performed by Seller at or prior to the Closing shall have been complied with or performed by Seller in all material respects.

(c)     Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer or member of Seller to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied.

8.2     Proceedings. Neither Seller nor Buyer shall be subject to any order or injunction from a Governmental Entity, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

8.3     FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect, and except as set forth in Section 2.5, shall have become a Final Order.

8.4     Hart Scott Rodino. The HSR Clearance shall have been obtained.

8.5     Deliveries. Seller shall have complied with each of its obligations set forth in Section 9.1.

8.6     Consents. The Required Consents shall have been obtained and delivered to Buyer without any modification of, or amendment to the applicable Contracts (other than de minimus changes).

8.7     Other Station Agreement. The closing contemplated under the Other Station Agreement shall have been consummated or shall be consummated concurrently with the Closing hereunder.

8.8     No Material Adverse Effect. Since the Execution Date, there shall not have occurred a Material Adverse Effect.

Article 9
CLOSING DELIVERIES

9.1     Seller Documents. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)     a good standing certificate issued by the Secretary of State of Seller’s and each Acquired Company’s jurisdiction of formation;

(b)     certified copies of all limited liability company resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby and the Organizational Documents of each Acquired Company;

(c)     the certificate described in Section 8.1(c);

(d)     certificates representing the Equity Interests, in each case duly endorsed or accompanied by duly executed membership interest powers for transfer to Buyer and admitting Buyer as a member of each Acquired Company;

(e)     an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code in substantially the form attached hereto as Exhibit C;

(f)     the Organizational Documents for each Seller and each of the Acquired Companies, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(g)     The written resignations of the officers, managers and directors of the Acquired Companies, who are not Station Employees, to execute resignations at or prior to the Closing, to be effective as of the Closing, duly executed by such Persons;

(h)     the Escrow Agreement, duly executed by Seller; and

(i)     mortgage discharges and UCC termination statements or other appropriate releases, which when filed will release and satisfy any and all Indebtedness and Liens (other than Permitted Liens) relating to the Acquired Companies’ assets and the Equity Interests, together with proper authority to file such termination statements or other releases at and following the Closing.

9.2     Buyer Documents. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)     the Purchase Price in accordance with Section 2.2 and Section 2.5, if applicable;

(b)     a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(c)     certified copies of all corporate or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(d)     the certificate described in Section 7.1(c); and

(e)     the Escrow Agreement.

Article 10

SURVIVAL

Except for Article 13, the representations, warranties and covenants in this Agreement and any agreements required to be performed prior to the Closing, including the Seller Ancillary Agreements and the Buyer Ancillary Agreements, except in the case of fraud, shall not survive the Closing (provided that the covenants and agreements in this Agreement and the Ancillary Documents, to the extent to be performed after the Closing shall survive the Closing until fully performed, whereupon they shall expire and be of no further force or effect, and all claims related thereto shall then terminate and expire).

Article 11
TAX MATTERS

11.1     Tax Indemnity.

(a)     Seller hereby agrees to indemnify Buyer and each Acquired Company and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes of the Acquired Companies arising with respect to a Tax period, or portion thereof, ending on or before the Closing Date (a “Pre-Closing Tax Period”) to the extent such Taxes exceed the amount of Taxes reflected as a liability on the books of the Acquired Companies; (ii) all Taxes of any member (which is not an Acquired Company) of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member prior to the Closing Date and for which any Acquired Company is liable to the extent such Taxes exceed the amount of Taxes reflected as a liability on the books of the Acquired Companies; and (iii) any and all Taxes of any Person (other than an Acquired Company) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)     Buyer hereby agrees to indemnify Seller against all Taxes arising with respect to a Tax period, or portion thereof, beginning after the Closing Date (a “Post-Closing Tax Period”); provided, however, that any Taxes attributable to any action taken by Buyer or the Acquired Companies after Closing shall be deemed to arise with respect to a Post-Closing Tax Period.

(c)     Anything in this Agreement notwithstanding, the provisions of this Article 11, other than Section 11.10 and Section 11.12 (which shall not expire) shall continue in effect until the expiration of the applicable statutes of limitations plus sixty (60) days for Taxes included in Pre-Closing Tax Periods (after taking into all extensions with respect to such Pre-Closing Tax Periods) at which time such obligations shall expire and be of no further force or effect.

11.2     Straddle Period Allocation. In the case of any taxable period that includes (but does, not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than Property Taxes) and Tax refunds (other than Property Tax refunds) of the Acquired Companies for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of and including the Closing Date (with exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) apportioned between the Pre-Closing Tax Period and the portion of such Straddle Period after the Pre-Closing Tax Period based on the number of days in each such period), and the amount of any real property, personal property, ad valorem or similar Taxes of the Acquired Companies (“Property Taxes”) and any Property Tax refunds for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Taxes or Property Tax refunds for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

11.3     Tax Returns. Except as otherwise provided in Section 11.7:

(a)     Seller shall be responsible for the preparation and filing of all Tax Returns for Seller or an Acquired Company for all Pre-Closing Tax Periods which are due after the Closing Date, including the unitary and combined Tax Returns for Seller that include the operations of Acquired Companies for any period ending on or before the Closing Date (each, a “Pre-Closing Tax Return”). Seller will make all payments required with respect to any such Tax Return. Seller shall provide a copy of each such Pre-Closing Tax Return of the Acquired Companies to Buyer.

(b)     Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), all Tax Returns of the Acquired Companies covering a Straddle Period (each, a “Straddle Tax Return”), and each such Straddle Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. Buyer shall provide a copy of each such Straddle Tax Return, together with all supporting documentation and workpapers, to Seller for Seller’s review and reasonable comment at least fifteen (15) days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return, and Buyer shall consider in good faith any reasonable comments provided in writing by Seller to Buyer at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return; provided, however, that in the case of a Straddle Tax Return for which the filing deadline (including extensions) is within thirty (30) days after the Closing Date, Buyer shall in good faith attempt (but shall not have any obligation) to provide a copy of such Straddle Tax Return to Seller for Seller’s review. Subject to the indemnification obligations of Seller pursuant to Section 11.1(a), the Acquired Companies, as applicable, shall be responsible for timely paying (taking into account all valid extensions) all Taxes reflected on a Straddle Tax Return to the applicable Taxing Authority.

(c)     To the extent Taxes reflected on a Pre-Closing Tax Return or Straddle Tax Return are the obligation of Seller pursuant to Section 11.1(a), Seller will pay to Buyer the amount of Taxes reflected on such Pre-Closing Tax Return or Straddle Tax Return, as applicable, that are the obligation of Seller pursuant to Section 11.1(a) the later of (i) five (5) days after a written request by Buyer, or (ii) three (3) days before the due date (including extensions) of such Taxes.

(d)     Buyer shall provide Seller with executed powers of attorney on IRS Form 2848 and appropriate powers of attorney for state and local tax filing authorizing a designated representative of Seller to sign and file the Pre-Closing Tax Returns.

11.4     Post-Closing Actions. With respect to Taxes other than Income Taxes, Buyer shall not, and shall not cause or permit any of its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) to (a) except as otherwise required by Law, amend or re-file any Tax Return of the Acquired Companies that covers a Pre-Closing Tax Period or any Tax Return that was prepared and filed pursuant to Section 11.3 or file any Tax Return of the Acquired Companies with an initial due date before the Closing Date, (b) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, (c) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, (d) voluntarily initiate any contact with any Taxing Authority with respect to any Taxes or Tax Returns of the Acquired Companies that were originally due before the Closing Date or (e) carryback any net operating losses to a Pre-Closing Tax Period. Seller shall be entitled to prepare and file amended Tax Returns for the Acquired Companies relating to Pre-Closing Tax Periods, including seeking Tax refunds, and Buyer shall fully cooperate with Seller in filing such amended Tax Returns and, where required, have an appropriate officer sign such amended Tax Returns.

11.5     Refunds. The amount of any Tax refund (whether in cash or as a credit against or offset to any Tax) in respect of any Tax of the Acquired Companies attributable to any Pre-Closing Tax Period received (in the case of a refund) or utilized (in the case of a credit against or offset to any Tax) by Buyer, the Acquired Companies or any of their respective Affiliates shall be for the account of Seller, to the extent such refund exceeds the amount of the refund of such Taxes reflected as an asset on the books of the Acquired Companies, and the recipient thereof shall pay such amount (including any interest received thereon) over to Seller within ten (10) days after any such refund is received, credited or applied as an offset, as the case may be. Notwithstanding anything in this Agreement to the contrary, in the event that a Tax refund to which Seller is entitled under this Section 11.5 is subsequently determined by any Governmental Authority (including any taxing authority) to be less than the amount paid by Buyer to Seller, Seller shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds owed to a Governmental Authority (including any taxing authority)) to Buyer. Buyer shall elect not to carry any loss, credit or other Tax benefit item from a taxable period (or portion thereof) that begins after the Closing Date back to a Pre-Closing Tax Period.

11.6     Cooperation. Each of Buyer and Seller, and each of their respective Affiliates, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of or with respect to the Acquired Companies and/or during the course of any audit, litigation or other proceeding with respect to Taxes of or attributable to the Acquired Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Seller and Buyer agrees, and following the Closing, Buyer agrees to cause the Acquired Companies, (i) to retain all books and records with respect to Tax matters pertaining to the Acquired Companies relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods; shall provide copies of the foregoing to Buyer upon Buyer’s request; and shall abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party (and following the Closing, Buyer agrees to cause the Acquired Companies to give Seller) reasonable written notice prior to transferring, destroying or discarding any such books and records and, on receipt of such notice, if the other Party so requests, Seller or Buyer shall, as applicable, allow the other Party to take possession of such books and records. Buyer and Seller agree that Seller shall be entitled to retain copies of the books and records of the Acquired Companies which they believe are appropriate for the filing of Tax Returns as described in this Article 11. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.7     Transfer Taxes. Buyer and Seller shall each be responsible for the payment of fifty percent (50%) of all governmental Taxes, fees and charges applicable to the transfer of the Equity Interests under this Agreement (including sales, use and real property transfer taxes, stamp and stock transfer taxes and the costs of recording or filing all applicable conveyance instruments) (collectively, “Transfer Taxes”). At Buyer’s expense, Seller will cooperate in Buyer’s preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.

11.8     Purchase Price Allocation. Buyer and Seller shall in good faith use their respective commercially reasonable efforts to agree within sixty (60) days after the Closing Date regarding an allocation of the Purchase Price payable for the Acquired Companies (and any liabilities assumed hereunder and other relevant items) among the assets of the Acquired Companies for Tax reporting purposes based upon a reasonable determination of the respective fair market values of those assets in accordance with the requirements of the Code and the applicable Treasury regulations promulgated thereunder. To the extent Buyer and the Seller so agree, then they shall complete and timely file any necessary Tax forms, and their respective income Tax Returns, in accordance with such allocation. If Buyer and Seller are unable to agree on such allocation within such sixty (60) day period, the allocation shall be referred to Bond & Pecaro or another appraisal or accounting firm mutually selected by Buyer and Seller, which will determine only the matters in dispute. Buyer and Seller shall complete and timely file any necessary Tax forms, and their respective income Tax Returns, in accordance with the determinations of such firm.

11.9     Tax Treatment. Buyer and Seller agree that the purchase of the Equity Interests pursuant to this Agreement shall, to extent permitted under applicable Law, be characterized for income Tax purposes as an acquisition by Buyer of the assets of the Acquired Companies (except with respect to Noe Corp., L.L.C).

11.10     Tax Treatment of Indemnity Payments. Each of Buyer and Seller agree that any indemnification payments made under this Agreement shall be treated as Purchase Price adjustments for U.S. federal income tax purposes (and state, local, and non-U.S. Tax purposes where applicable) to the extent permitted by applicable Law.

11.11     Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.

11.12     Tax Controversies.

(a)     If, subsequent to the Closing, either Buyer or Seller receives notice of an inquiry, claim, assessment, audit or similar event by any Taxing Authority that, if successful, could reasonably be expected to result in an indemnity payment hereunder, or any other claim related to a Pre-Closing Tax Period or a Straddle Period of an Acquired Company which could affect the Tax attributes or Tax liabilities of either an Acquired Company or Buyer for any Post-Closing Tax Period (such inquiry, claim, assessment, audit or similar event or other claim, a “Tax Matter”), then as soon as reasonably practicable after receipt of such notice, Buyer or Seller, as the case may be, shall promptly give written notice to the other party of any such Tax Matter; provided, however, that failure of any party to give such notice shall not relieve the other party of any liability hereunder except to the extent, if any, that the rights of such other party with respect to such Tax Matter are materially actually prejudiced thereby.

(b)     Seller shall have the right to control the conduct and resolution of any Tax Matter relating solely to a Pre-Closing Tax Period; provided, however, that (i) Buyer shall be entitled to participate, at the Buyer’s expense, in the conduct and resolution of such Tax Matter using counsel of its choice, (ii) Seller shall keep Buyer informed on a timely basis of all material developments with respect to such Tax Matter that could reasonably be expected to materially prejudice Buyer and (iii) Seller shall not resolve any such Tax Matter that could reasonably be expected to materially prejudice Buyer without the Buyer’s written consent, which shall not be unreasonably withheld, delayed or conditioned.

(c)     Buyer shall have the right to control the conduct and resolution of any Tax Matter relating to a Straddle Period; provided, however, that (i) Seller shall be entitled, at the Seller’s expense, to participate in the conduct and resolution of such Tax Matter using counsel of its choice, (ii) Buyer shall keep Seller informed on a timely basis of all material developments with respect to such Tax Matter that could reasonably be expected to materially prejudice Seller and (iii) Buyer shall not resolve any such Tax Matter that could reasonably be expected to materially prejudice Seller without Seller’s written consent, which shall not be unreasonably withheld, delayed or conditioned.

11.13     Conflict. In the event of conflict between any of the provisions of this Article 11 and any other provision of this Agreement, the provisions of this Article 11 shall control.

Article 12
TERMINATION AND REMEDIES

12.1     Termination. Subject to Section 12.3, this Agreement may be terminated prior to Closing as follows:

(a)     by mutual written agreement of Buyer and Seller;

(b)     by written notice from Buyer to Seller if (i) Buyer is not in material breach of its obligations under this Agreement, (ii) Seller breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement or and (iii) all such breaches and defaults of Seller that are not cured within the Cure Period would prevent the conditions to the obligations of Buyer set forth in Section 8.1 from being satisfied;

(c)     by written notice from Seller to Buyer if (i) Seller is not in material breach of its obligations under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Buyer breaches and defaults that are not cured within the Cure Period would prevent the conditions to the obligations of Seller set forth in Section 7.1 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligation to pay the Purchase Price at the Closing; or

(d)     by written notice from Buyer to Seller, or from Seller to Buyer, if the Closing does not occur by the twelve (12) month anniversary of the Execution Date (such date, the “Outside Date”), unless the Closing has not occurred by such date as a result of a material breach of this Agreement by the party providing such notice of termination; provided, however, that if, as of the Outside Date, all conditions to this Agreement have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition that the FCC Consent shall have become a Final Order or the HSR Clearance shall have been obtained (as set forth in Sections 7.3, 7.4, 8.3 and 8.4), then either Buyer or Seller may, by written notice to the other, elect to extend the Outside Date by a period of up to sixty (60) days so as to allow for such Government Consents to be obtained; provided, that the party so extending shall have a good faith reasonable belief that such Government Consents will be obtained within such extension period; and provided, further, that if, as of the Outside Date, the parties are required to consummate the Closing pursuant to Section 2.5(a) but for the operation of the second proviso in Section 2.5(a) (i.e., the Marketing Period has not ended), the Outside Date shall automatically be extended to one day after the new date on which the parties are required to consummate the Closing pursuant to such proviso; and provided, further, that in the event that (x) at the Outside Date as so extended, if applicable, all such Government Consents shall not have been obtained or (y) any Governmental Entity shall have advised either Seller or Buyer prior to the Outside Date that a Government Consent will not be obtained (a “Government Advice”) or (z) the Third Party Transactions or transfer to a divestiture trust for any reason shall not have closed concurrently with the Closing and the Government Consents will not allow the parties to consummate the Closing as a result thereof (the “Failed Third Party Closing”), Seller shall have the right by written notice to Buyer (the “Exclusion Notice”) on or before such Outside Date, or within 15 business days after receipt of such Government Advice, to exclude from the Acquired Companies any entity or assets which caused such Government Consents not to be obtained or any entity or assets that were subject to the Failed Third Party Closing which caused the parties not to be able to consummate the Closing), such Acquired Companies or assets shall revert to Seller on the Closing Date, the Purchase Price shall be reduced as provided in Schedule 12.1(d) and the Parties shall take all actions necessary or appropriate to amend any Government Consent application to reflect such exclusions and obtain the Government Consents, if necessary, and the Outside Date shall be extended for a reasonable period of time in order to obtain the Government Consents, not to exceed 30 days after the date of such Exclusion Notice; provided, however, that notwithstanding anything herein to the contrary, with respect to any exclusion of the Grand Junction Overlap Stations as provided above or the exclusion of the Assigned Station as provided in Section 12.1(e) of the Other Station Agreement, each of the Assigned Station under the Other Station Agreement and the Grand Junction Overlap Stations shall also be excluded from the Closing and all such Stations shall revert to Seller on the Closing Date. If Seller delivers an Exclusion Notice, upon such reversion and price adjustment, neither Seller nor Buyer shall have any further responsibility or liability to the other in respect of such reverted entities or assets or such party’s obligations hereunder with respect thereto (including, for example, if Seller sells any of such entities or assets for more or less than the price adjustment, Buyer shall not be entitled to any payment from Seller of any excess proceeds, and Seller shall not be entitled to any payment from Buyer of any proceeds shortfall).

12.2     Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement, and such notice shall include a description of the breach. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receive from the other written notice of breach or default hereunder and continuing until five (5) Business Days after the day otherwise scheduled for the Closing.

12.3     Effect of Termination. Subject to Section 12.4, in the event that this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no effect and all rights and obligations of the parties hereunder shall terminate without liability on the part of any party hereunder except as set forth in Section 12.4; provided however that if a termination shall have resulted from a material breach or fraud of a party (including Buyer’s failure to consummate the Closing when required by Section 2.5), the termination of this Agreement shall not relieve such breaching party of any liability for such material breach or fraud under this Agreement that occurred prior to the date of termination, and provided further that notwithstanding anything contained herein to the contrary, Article 1 (Definitions; Interpretation), Section 6.1 (Confidentiality), this Section 12.3, and Article 13 (Miscellaneous) shall survive any termination of this Agreement.

12.4     Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any nonperformance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required Governmental Consents and the Overlap Consents, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that the party seeking specific performance shall be entitled to enforce specifically (a) a party’s obligations under Section 2.6 and (b) a party’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and pay the Purchase Price), if the conditions set forth in Article 7 or Article 8, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived, without the requirement of the prevailing party to post a bond. In addition to the foregoing, the prevailing party under this Agreement or any Ancillary Document shall be entitled to prompt payment on demand from the other party of the reasonable attorneys’ fees and costs incurred by the prevailing party.

Article 13
MISCELLANEOUS

13.1     Expenses. Except as may be otherwise specified herein (including Schedule 2.6), each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Seller and one-half by Buyer, except that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings. At Buyer’s expense, Seller shall cooperate in Buyer’s preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

13.2     Further Assurances. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be necessary in order to more effectively consummate the transactions contemplated hereby.

13.3     Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights hereunder to an Affiliate of Buyer upon written notice to Seller and that Buyer shall assign its right to purchase the Assigned Station to any Buyer Qualified Assignee by written notice to, and subject to the consent of Seller, such consent not to be unreasonably withheld, provided that in either case (i) any such assignment does not materially delay the processing of the FCC Applications, the grant of the FCC Consent, the HSR Clearance or the Closing, (ii) any such assignee shall deliver to Seller a written instrument of assumption with respect to this Agreement pursuant to which such assignee shall (x) make to Seller the representations and warranties contained in Article 4 with respect to such assignee and (y) covenant to Seller to observe, satisfy, discharge and perform the covenants of Buyer set forth in this Agreement and (iii) Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee), including the payment of the Purchase Price pursuant to Section 2.2 hereof. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

13.4     Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	Hoak Media, LLC
500 Crescent Court
Suite 220
Dallas, TX 75201
Attention: Eric Van den Branden
Fax: (972) 960-4899

with a copy (which shall not	Akin Gump Strauss Hauer & Feld LLP
constitute notice) to:	1333 New Hampshire Avenue, N.W. Washington, DC 20036 Attention: Tom Davidson Fax: (202) 887-4588

if to any Buyer Party or,
after the Closing, to the
Company:	Gray Television Group, Inc.
4370 Peachtree Rd NE Atlanta, GA, 30319 Attention: General Counsel Fax: 202-747-7791

with a copy (which shall
not constitute notice) to:	Dow Lohnes PLLC
1200 New Hampshire Avenue, N.W., Suite 800 Washington, DC 20036-6802 Attention: J. Kevin Mills Fax: (202) 776-4827

13.5     Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

13.6     Severability. If any Governmental Entity holds any provision in this Agreement invalid, illegal or unenforceable as applied to any party or to any circumstance under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by applicable Law; provided that any such reform or construction does not affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to either party and, if any such reform or construction does affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to either party, the parties shall negotiate in good faith a replacement provision for such invalid, illegal or unenforceable provision which shall accomplish the original intention of the parties with respect to such provision to the greatest extent practicable.

13.7     No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assignee, and other than each Indemnitee solely as provided in Section 6.11.

13.8     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising at law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

(b)     All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware or federal courts of the United States of America for the District of Delaware, to the extent the Chancery Court of the State of Delaware does not have jurisdiction over any such Action, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The consents to jurisdiction set forth in this Section 13.8 shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this Section 13.8 and shall not be deemed to confer rights on any third party.

(c)     BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.9     Neutral Construction. The parties hereto agree that this Agreement was negotiated at arm’s-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by all such parties, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

13.10     Cooperation. After the Closing, each party shall cooperate with the other in the investigation, defense or prosecution of any third party Action which is pending or threatened against either party or its Affiliates with respect to the Stations, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer and the Acquired Companies shall make available the Station Employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. The requesting party shall reimburse the cooperating party for all reasonable and necessary out-of-pocket third party expenses incurred in connection with the performance of the cooperating party’s obligations under this Section 13.10.

13.11     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Seller or any of its Affiliates or Buyer or any of its Affiliates shall have any liability for any obligations or liabilities of Seller or Buyer, as applicable, under this Agreement or for any claim (whether in contract or tort, at law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, relating to, based on, in respect of, in connection with or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

13.12     Counterparts; Delivery by Facsimile/Email. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

13.13     Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement. This Agreement, the Schedules and Exhibits, the Other Station Agreement, and the Ancillary Documents constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement (or in any of the Ancillary Documents, or any other agreement executed on the Execution Date or thereof in connection herewith or therewith).

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IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date set forth above.

HOAK MEDIA, LLC

/s/ Eric D. Van den Branden
Name:	Eric D. Van den Branden
Title:	President and Chief Executive Officer

GRAY TELEVISION GROUP, INC.

/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]